EXHIBIT 10.161

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution Copy

KNOW-HOW LICENSE AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

NOVEXEL SA

THIS KNOW-HOW LICENSE AGREEMENT (“Agreement”) is effective as of December 4th, 2006 (“Effective Date”), by and between INDEVUS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 33 Hayden Avenue, Lexington, Massachusetts 02421, United States (“Indevus”), and NOVEXEL SA, a corporation organized and existing under the laws of France and having its principal office at Parc Biocitech, 102, route de Noisy, F-93230 Romainville France (“Novexel”). Indevus and Novexel are collectively referred to herein as the “Parties”, and individually, as a “Party”.

W I T N E S S E T H:

WHEREAS, effective April 18, 2003, Indevus entered into that certain License Agreement with Aventis Pharma SA (“Aventis”) (as amended, the “2003 License”) under which, among other things, Indevus was granted an exclusive license under AVENTIS Intellectual Property (as defined in the 2003 License) to develop and commercialize Compound and Product (each as defined below);

WHEREAS, pursuant to the Assignment Agreement (as defined below) effective as of December 1, 2004, Aventis assigned to Novexel all of Aventis’s right, title and interest in and to all intellectual property rights relating to Compound and Product;

WHEREAS, pursuant to the Assignment Agreement, effective as of December 1, 2004, Aventis also assigned to Novexel the 2003 License and Aventis’s rights and obligations thereunder (except for the right to manufacture and supply Nucleus (as defined below) that was retained by Aventis) and Novexel assumed all such rights and obligations thereunder;

WHEREAS, under the 2003 License, Indevus, through its efforts to develop Product, has generated the Indevus Know-how (as defined below);

WHEREAS, Indevus has made a strategic corporate decision to search for a partner to pursue development and commercialization of Compound and Product and Novexel wishes to have an exclusive right to pursue such activities, Indevus and Novexel have agreed, and mutually desire, to simultaneously execute three agreements which will, together, allow Novexel to exclusively pursue development and commercialization of Compound and Product; and

WHEREAS the three agreements Indevus and Novexel have agreed to simultaneously execute include (i) a Termination Agreement terminating the 2003 License, (ii) this Know-How License Agreement under which Indevus will grant Novexel an exclusive license to Indevus Know-How (the “Know-How License”), and (iii) a letter agreement assigning Indevus’ rights and obligations relative to Aventis in the manufacture and supply of Nucleus to Novexel, to which Aventis is also a party (the “Side Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Affiliate” means (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party.

1.2	“Assignment Agreement” means the Subscription Agreement in relation to Novexel SA dated as of 25 October 2004 by and among Aventis, Novexel and the other parties listed on the signature page thereto, a redacted form of which has been previously provided to Indevus.

1.3	“Aventis” means Sanofi-aventis, the successor to Aventis Pharma SA.

1.4	“Business Day(s)” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed or a day that is a bank holiday in France (which days are set forth on Schedule 1.4).

1.5	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7	“Centralized Procedure” means the European Union Centralized Procedure for marketing authorization in accordance with Council Regulation n° 2309/93 of July 22, 1993 or any successor regulations.

1.8	“Compound” means the chemical compound known under the International Non-proprietary name aminocandin and the code name HMR-3270 and diagrammed on Schedule 1.8, and any other compounds disclosed or covered or included in the Novexel Patent Assets or any compound that is part of the aminocandin family of compounds or any derivative, homolog, or analog of any of the foregoing, and any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing

1.9

“Dominating Patent” shall mean an unexpired patent which has not been invalidated by a court or other governmental agency of competent jurisdiction which is owned by a Third Party and which Novexel or its sublicensees reasonably believe they have no alternative to obtaining a royalty-bearing license under such patent in order to commercialize a Product under this Agreement without infringing such patent. Any Third Party patent that (i) [*] and (ii) becomes subject to the preceding sentence after the Effective Date, shall be deemed a Dominating Patent.

1.10	“EMEA” means the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998, and any successor thereto having substantially the same functions.

1.11	“FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.12	“First Commercial Sale” means the date of the first commercial sale of Product in the Territory by Novexel or its Affiliates, or their sublicensee(s) after all required Regulatory Approvals in the country of sale have been obtained.

1.13	“Indevus Know-How” means any and all information and materials, including but not limited to, discoveries, Inventory, information, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non technical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information used or useful for the development, manufacturing, regulatory filing or application and/or regulatory approval of Compound or Product that are immediately prior to the Effective Date, owned or controlled by Indevus. A list of the principal components of the Indevus Know-How is attached as Schedule 1.13.

1.14	“Inventory” means the materials set forth on Schedule 1.14 attached hereto and incorporated by reference herein that as of the Effective Date are stored and held by or on behalf of Indevus.

1.15	“Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.16	“Material Adverse Change” means a serious adverse condition or event relating to the clinical safety, efficacy, toxicity or side effects of Compound or Product that (i) was not included in the Indevus Know-How; (ii) was in the Indevus Know-How or was known to Novexel, but after the Effective date and reasonably diligent efforts by Novexel is determined by Novexel to be a condition or event that cannot be reasonably overcome; (iii) was not, as of the Effective Date, known to Novexel, including any action by any Regulatory Authority significantly limiting the development or commercialization of Compound or Product.

[*]	CONFIDENTIAL TREATMENT REQUESTED

1.17	“NDA” means a new drug application or other submission filed with the applicable Regulatory Authority in any regulatory jurisdiction in the Territory to obtain Regulatory Approval of a Product in such regulatory jurisdiction, and any amendments and supplements thereto.

1.18	“Net Sales” means the actual gross amount invoiced by Novexel, its Affiliates or its sublicensees for the commercial sale of all Products in the Territory to a Third Party, commencing upon the date of First Commercial Sale, after deducting the following:

(a) trade, cash, quantity or ordinary discounts;

(b) allowances for product returns, including allowances or credits for rejected Product, or spoilage or recalled Product;

(c) rebates, credits, reimbursements and charge backs;

(d) sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

(e) rebates or similar payments paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal programs similar to Medicare or Medicaid in the United States in any country of the Territory;

(f) retroactive price reductions; and

(g) write-offs or allowances for bad debt, not to exceed two percent (2%) of Net Sales.

If Novexel or its Affiliates or sublicensees sells Product together with other products to Third Parties in a particular country and the price attributable to the Product is less than the average price of “arms length” sales of the Product alone in the particular country for the reporting period in which sales occur (such sales to be excluded from the calculation of the average price of “arms length” sales), Net Sales for any such sales shall be the average price of “arms length” sales by Novexel or its Affiliates or sublicensees of the Product alone and in the country during the reporting period in which such sales occur. If the average price of “arms length” sale of the Product cannot be determined in any given country, Net Sales will be determined by the value of the Product sold to similar customers in countries with similar pricing and reimbursement structures and for similar quantities. Any dispute as to the determination of value shall be resolved under the dispute procedure in accordance with the provisions of Section 10.6.

If a Product contains one or more therapeutically active ingredients in addition to Compound (“Combination Product”), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the weighted average per unit sale price of Product when sold in finished form with the Compound as the only active ingredient in the country in which the Combination Product is sold, and B is the weighted average per unit sale price of an active ingredient other than Compound (it being understood that if there are multiple other active ingredients they shall be designated as B-1, B-2, etc.) contained in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold multiplied by the number of units of such active ingredient(s) in the Combination Product, in each case during the applicable royalty reporting period or, if sales of the Product alone did not occur in such period, then in the most recent royalty reporting period in which arm’s length fair market sales of such Product occurred. In the event that such weighted average sale price cannot be determined for either the Product or all other product(s) included in the Combination Product, Net Sales for the purpose of determining royalty payments due on a Combination Product shall be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned or delayed.

Use of Products for promotional or sampling purposes or for use in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales. In the case of any sale of a Product between Novexel and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

1.19	“Novexel Know-How” means any and all information and materials, including but not limited to, discoveries, improvements, information, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non technical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information used or useful for the development, manufacturing, regulatory filing or application and/or regulatory approval of Compound or Product that are as of the Effective Date or at any time during the Term of this Agreement become, owned or controlled by Novexel (other than pursuant to the license granted by Indevus under this Agreement) and as to which Novexel has the right to license or sublicense.

1.20	“Novexel Patent Assets” means the United States patents and patent applications and any foreign counterparts thereof listed on Schedule 1.20 or which as of the Effective Date are, or at any time during the Term of this Agreement become, owned or controlled by Novexel, and relate to Compound or Product or any improvement, including all certificates of invention and applications for certificates of invention and substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof, supplementary protection certificates or the like of any such patents and patent applications.

1.21	“Nucleus” means deacylmulundocandin, the starting material for the manufacture of the Compound, obtained by biochemistry through a biosynthesis from an Aspergillus strain, the first step of which leads to deoxymulundocandin and the second step of which leads to deacylmulundocandin.

1.22	“Product” means any product in final form (or where the context so indicates, the product being tested) which contains Compound as at least one of the therapeutically active ingredients.

1.23	“Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement. For purposes of the confidentiality and non-use provisions of this Agreement, Novexel Know-How and Reports are deemed Novexel Proprietary Information and Indevus Know-How is deemed Indevus Proprietary Information.

1.24	“Regulatory Approval” means all authorizations and approvals (including pricing and reimbursement approvals where required for marketing), of all regional, federal, state or local agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a jurisdiction.

1.25	“Regulatory Authority” means the FDA in the United States and any body in the European Union and any health regulatory authority(ies) in any country(ies) in the Territory that is equivalent to the FDA and holds responsibility for granting Regulatory Approval for a Product in such country(ies), and any successor(s) thereto having substantially the same functions.

1.26	“Royalty Year” means, (i) for the year in which the First Commercial Sale occurs, the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs and expiring on the last day of the Calendar Year in which the First Commercial Sale occurs and (ii) for each subsequent year, each successive Calendar Year.

1.27	“SEC” means the US Securities and Exchange Commission or any successor agency.

1.28	“Side Agreement” means the agreement entered into by and among Novexel, Indevus and Aventis on even date herewith and attached as Exhibit A which provides inter alia, for Indevus’ rights and obligations under Sections 3.1.2 and 3.8 of the 2003 License to be assigned to Novexel, and that in the event of a termination of this agreement where Indevus will reacquire the rights consistent with the 2003 License, the rights and obligations under Sections 3.1.2 and 3.8 shall be reassigned back to Indevus.

1.29	“Termination Agreement” means the agreement entered into between the Parties on even date herewith, and attached as Exhibit B, which provides, inter alia, for the termination of the 2003 License in consideration of the Parties entering into this Agreement and Novexel, Indevus and Aventis entering into the Side Agreement.

1.30	“Territory” means all of the countries in the world.

1.31	“Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

ARTICLE II

LICENSE; SUBLICENSES

2.1	License Grant. Indevus hereby grants to Novexel an exclusive license, with the right to sublicense in accordance with the terms of this Agreement (with the right of sublicensees to further sublicense), to use and practice the Indevus Know-How for any purpose in connection with Compound and/or Product, including to develop, make, have made, use, import, offer for sale, sell, market, promote, commercialize, distribute, or otherwise dispose of Compound and Product for any and all uses in the Territory.

2.2	Delivery of Indevus Know-How. Within thirty (30) days after the Effective Date, Indevus shall deliver to Novexel, at Indevus’s expense, all tangible items (except Inventory) within the Indevus Know-How in a form(s) to be agreed upon and to a place designated in writing by Novexel. The Parties shall agree on a mutual place and time within thirty (30) days after the Effective Date, to arrange for a delivery to Novexel’s personnel, at Indevus’s expense, all of the Indevus Know-How not available in tangible form. Such transfer shall be made by qualified Indevus personnel who understand, have used and are familiar with such Indevus Know-How.

2.3	Sublicenses. Subject to the terms and conditions of this Agreement, Novexel shall have the right to grant sublicenses of any of the rights granted to Novexel under Section 2.1 to Affiliates or any Third Party, provided, however, that any sublicense shall be consistent with Novexel’s obligations under this Agreement, including under Section 9.4. Novexel shall remain responsible for the performance by the sublicensee of such obligations. Novexel shall notify Indevus of any sublicense granted in the US, Japan and/or Europe.

2.4	Inventory. Effective as of the Effective Date, Indevus hereby assigns and transfers to Novexel all of Indevus’s right, title and interest in the Inventory. The Inventory shall be delivered for the account of Novexel, at Novexel’s expense, in accordance with and as soon as reasonably practicable after receipt by Indevus of written instructions from Novexel, provided, however, that prior to any such delivery, the Inventory shall be held from and after the Effective Date, for the account of Novexel and, from and after the Effective Date, Novexel shall bear all risk of partial or total deterioration or loss of any Inventory through no fault of Indevus, without any recourse against Indevus in relation thereto. To the best of Indevus’ knowledge, the Inventory at all times while held for the account of Indevus has been stored in accordance with cGMPs and all other applicable laws and regulations.

2.5	Non-Use/Non-Disclosure. From and after the Effective Date, Indevus agrees and covenants to Novexel that Indevus shall not disclose any Indevus Know-How to any Third Party without the prior written consent of Novexel. From and after the Effective Date (except if the provisions of Section 9.4.3 or 9.4.4 become applicable), Indevus agrees and covenants to Novexel that Indevus shall not use any Indevus Know-How for any purpose whatsoever. To implement the provision of this Section 2.5, Indevus shall make reasonable efforts to notify all of its employees who have used or have access to Indevus Know-How of the provisions of this Section 2.5, and in accordance with Indevus’ standard procedures, collect all documents and things containing Indevus Know-How and maintain them in a locked file.

2.6	Technical Assistance.

2.6.1 Access to Indevus’s Records. Upon Novexel’s request, within the six (6) month period after the Effective Date, Novexel personnel shall be permitted access to Indevus’s facility where the original documents and things within Indevus Know-How are maintained to inspect and copy, if desired, such original documents and things. Any such access shall be during normal business hours and upon at least five (5) Business Days advance notice.

2.6.2 Assistance. Within the one (1) year period after the Effective Date, Indevus shall make available to Novexel at Novexel’s designated facility, Indevus’ qualified personnel familiar with the Indevus Know-How to provide reasonable training and assistance to Novexel with its use of the Indevus Know-How, upon Novexel’s reasonable written request and at such times and for such periods as may be mutually agreed to in good faith, subject to the terms of this Section 2.6.2. Novexel shall bear all out of pocket expenses associated with such assistance. Such assistance shall be limited to [*]. Thereafter, if Novexel requests additional training or assistance, and Indevus agrees to provide such assistance, Novexel shall pay Indevus at the rate of [*] and bear all out of pocket expenses in the manner set forth above. Any such additional assistance shall be limited to [*].

2.7	Regulatory Filings. Within thirty (30) days after the Effective Date, Indevus, at its expense, shall transfer ownership to Novexel of any and all regulatory applications, filings and submissions with respect to Compound and Product so that Novexel can continue clinical development of Compound and Product in its own name, and in accordance with Section 3.2.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

3.1	Development and Commercialization. Novexel shall control and shall be solely responsible for development, manufacture and commercialization of Compound and

[*]	CONFIDENTIAL TREATMENT REQUESTED

the Products conducted or performed after the Effective Date. Novexel shall comply with all applicable laws and regulations in the development and commercialization of Product. A summary of Novexel’s progress and results of such development and commercialization will be reported to Indevus at least on an annual basis. Such progress reports and the information, data and results contained therein (“Reports”) shall be deemed Proprietary Information of Novexel and shall remain the property of Novexel. Only those employees of Indevus who administer this Agreement shall have access to such Reports.

3.2	Regulatory Matters. Novexel shall own, control and retain primary legal and financial responsibility for the preparation, filing, prosecution and maintenance of all filings and regulatory applications required to obtain and maintain authorization to develop, manufacture, sell and use Product in the Territory. Novexel shall notify Indevus of the dates of First Commercial Sale in each country in the Territory. Novexel shall be solely responsible for filing all reports required to be filed in order to maintain Regulatory Approvals for Product in the Territory, and for all interactions with Regulatory Authorities in the Territory regarding such Regulatory Approvals. Novexel shall have sole responsibility for, bear all costs and expenses associated with and make all decisions with respect to any recall, withdrawal or seizure of the Product. Novexel shall notify Indevus with respect to any material changes or material problems that may arise in connection with its Regulatory Approvals in any country in the Territory.

3.3	Diligence; Development and Commercialization. Novexel shall use commercially reasonable efforts to develop and commercialize Product. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by Novexel for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the concerned products, and other relevant factors if any.

3.4	Trademark. Novexel shall have the right to select, own and maintain trademarks for Product in the Territory.

3.5	Agreements. Schedule 3.5 sets forth a list of all contracts, agreements and other arrangements in effect as of the Effective Date between Indevus and any Third Parties relating to the research, development or storage of the Compound and Product. Indevus shall use commercially reasonable efforts to assign to Novexel, and Novexel shall assume all of Indevus’s obligations under, the contracts and agreements listed on Schedule 3.5 which Novexel shall specifically request, and Indevus shall terminate any such other contracts, agreements or other arrangements. From and after the Effective Date, Indevus shall have no obligations under any of the contracts or agreements assigned to Novexel except for payment obligations that accrued prior to the Effective Date.

3.6	Manufacturing and Supply. During the Term of this Agreement, and subject to the following sentence, Novexel shall have all rights and responsibility relating to chemistry, manufacturing and control for clinical and commercial use of Compound or Product. The Parties hereby acknowledge that pursuant to the 2003 License, Aventis retained the right to manufacture and supply or have manufactured or have supplied, the Nucleus under the terms and conditions set forth therein and that as of the Effective Date, Indevus and Aventis have not entered into the manufacturing and supply agreement referred to therein, but have extended the time period for entering into such an agreement through July 1, 2007, as established by the correspondence between Indevus and Aventis included in Exhibit C, which shall also include any amendments to the 2003 License.

ARTICLE IV

PAYMENTS AND REPORTS

4.1	License and Transfer Fees. In partial consideration of the rights granted by Indevus hereunder, Novexel shall pay Indevus the following non-refundable and non-creditable license fees by wire transfer of immediately available funds to a bank account or bank accounts designated by Indevus:

4.1.1 one million five hundred thousand dollars (US$1,500,000) payable within five (5) Business days after the Effective Date; and

4.1.2 two hundred fifty thousand dollars (US$250,000) on a quarterly basis, commencing twenty-four (24) months from the Effective Date, provided that such obligation shall expire on the commencement of the first Phase 2 clinical trial (first dosing of first patient) and payment of the milestone referred to in Section 4.2.1. Such payments may be temporarily suspended in the event of, and for the duration of, a Material Adverse Change, provided, that Novexel shall have provided Indevus with written notice and evidence of such Material Adverse Change prior to the date any quarterly payment required by this Section 4.1.2 would otherwise have been payable.

4.2	Milestone Payments. In further consideration of the rights granted by Indevus hereunder, Novexel shall pay Indevus the following non-refundable and non-creditable milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone and no amounts payable for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved (but payable the first time such milestone is achieved):

4.2.1 For the first IV formulation of the first Product:

(a)	US $2,000,000 upon commencement (first dosing of the first patient) of first Phase 2 clinical trial;

(b)	US $750,000 upon the commencement (first dosing of the first patient) of the first Phase 3 clinical trial;

(c)	US $1,500,000 upon the FDA’s acceptance for filing of the first NDA;

(d)	US $750,000 upon the first acceptance for filing of an NDA with the EMEA;

(e)	US $750,000 upon the first acceptance for filing of an NDA in Japan;

(f)	US $3,500,000 upon receipt of first written Regulatory Approval in the United States by the FDA;

(g)	US $2,000,000 upon receipt of written Regulatory Approval by the EMEA;

(h)	US $2,000,000 upon receipt of written Regulatory Approval by the Regulatory Authority in Japan;

(i)	US $750,000 upon the achievement of cumulative Net Sales of US $100,000,000;

(j)	US $750,000 upon the achievement of cumulative Net Sales of US $200,000,000;

(k)	US $750,000 upon the achievement of cumulative Net Sales of US $300,000,000; and

(l)	US $750,000 upon the achievement of cumulative Net Sales of US $400,000,000.

4.2.2 For the first oral formulation of the first Product:

(a)	US $2,250,000 upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(b)	US $2,625,000 upon the FDA’s acceptance for filing of the first NDA;

(c)	US $1,875,000 upon the first acceptance for filing of an NDA by the EMEA;

(d)	US $1,500,000 upon the first acceptance for filing of an NDA in Japan;

(e)	US $5,000,000 upon receipt of first written Regulatory Approval in the United States by the FDA;

(f)	US $4,000,000 upon receipt of written Regulatory Approval by the EMEA;

(g)	US $2,000,000 upon receipt of written Regulatory Approval by the Regulatory Authority in Japan;

(h)	US $1,500,000 upon the achievement of cumulative Net Sales of US $200,000,000;

(i)	US $1,500,000 upon the achievement of cumulative Net Sales of US $400,000,000;

(j)	US $1,500,000 upon the achievement of cumulative Net Sales of US $600,000,000;

(k)	US $1,500,000 upon the achievement of cumulative Net Sales of US $800,000,000; and

(l)	US $1,500,000 upon the achievement of cumulative Net Sales of US $1,000,000,000.

Novexel shall notify Indevus in writing within fifteen (15) Business Days after the achievement of each milestone (thirty (30) days for the milestones set forth in Section 4.2.1 (i), (j), (k) and (l), and Section 4.2 (h), (i), (j), (k) and (l)), and payment shall be made concurrent with such notice by wire transfer of immediately available funds to a bank account or bank accounts designated by Indevus.

4.3	Royalties.

4.3.1 In further consideration of the rights granted by Indevus hereunder, Novexel shall pay to Indevus in each Royalty Year royalties on Net Sales in the Territory at the following rates:

Annual Net Sales in all countries in the Territory:	Royalty Rate
Less than US$500,000,000	5%
Greater than or equal to US$500,000,000 and less than US$1,000,000,000	6%
Greater than or equal to US$ 1,000,000,000	7.5%

4.3.2 Royalties shall accrue as of the date of First Commercial Sale of Product in the Territory and shall continue and accrue on Net Sales in each country in the Territory until the later of in any such country, (a) the expiration of the last to expire Novexel Patent Asset that exists as of the Effective Date in such country and is listed on Schedule 1.20, or (b) [*] from the date of First Commercial Sale of Product in such country. After the expiration of the applicable royalty term in any country, Novexel shall be relieved of any royalty payment in that country.

[*]	CONFIDENTIAL TREATMENT REQUESTED

4.3.3 The payment of royalties hereunder shall be subject to the following:

(a)	No royalties shall accrue on the disposition of Product by Novexel, Affiliates or sublicensees as samples or as donations (for example, to non-profit institutions or government agencies);

(b)	In the event Novexel, a Novexel Affiliate or sublicensee sells Compound or bulk drug product rather than Product in finished packaged form to a Third Party, other than a sublicensee, and is unable to determine Net Sales as defined in this Agreement, then the royalty obligations shall apply to the Compound or bulk drug product sold; and

(c)	Novexel shall be responsible for any royalties or other amounts payable to Third Parties in order to make, have made, use, sell or import Compound or Product in any country in the Territory, including pursuant to any license agreement with any Third Party. Notwithstanding the foregoing, except with respect to any payments required to be made in connection with the Nucleus, including the manufacture or rights to manufacture the Nucleus, if Novexel, its Affiliates, sublicensees or their co-promotion partners would be prevented from developing, making, having made, using, selling or importing Product in any country of the Territory on the grounds that by doing so they would infringe a Dominating Patent or other patent rights held by a Third Party in said country, and any of them enter into an agreement with a Third Party pursuant to which an actual royalty on Compound or Product is paid to such Third Party, then Novexel shall be entitled to a credit against future royalties otherwise payable to Indevus hereunder in an amount equal to [*] of the amount of such royalty payments paid to such Third Parties; provided that the credit for any given year will not exceed [*] of the royalties payable to Indevus for such year; and provided further that in such event Indevus has been informed of the Dominating Patent or other patent rights and has had an opportunity to provide input on any related discussion.

4.3.4 In the event that Novexel or any Novexel Affiliate or sublicensee determines to commercialize Product as an Over-the-Counter Product, the Parties shall negotiate in good faith a royalty payable to Indevus on Net Sales of Over-the-Counter Products in countries where the manufacture, use or sale of such Over-the-Counter Product wouldinfringe any of the Novexel Patent Assets in such country.

4.3.5 Upon the expiration of the obligation of Novexel to make the royalty payments required by Section 4.3.1 in any country in the Territory, Novexel shall have a fully paid-up, royalty free, transferable license in such country to use the Indevus Know-How for any purpose whatsoever.

4.4

Reports; Payment of Royalties. Novexel shall furnish to Indevus by not later than twenty (20) days following the end of each Calendar Quarter a written report for such Calendar quarter showing: (i) gross sales and Net Sales of Product or Compound

[*]	CONFIDENTIAL TREATMENT REQUESTED

during such Calendar Quarter (including a detailing of all deductions taken in the calculation of Net Sales and, where available, the number of units sold) in each country’s currency, (ii) the formulas used in the calculation of the royalties owed thereon, (iii) the applicable exchange rate to convert from each country’s currency to United States Dollars, and (iv) the royalties payable to Indevus. Royalty payments shall first be calculated in the currency in which sales took place and then converted to United States Dollars using the arithmetic averages of the closing conversion rates on the first and last Business Day of such Calendar Quarter, as published by The Wall Street Journal, Eastern edition (if available), or any other publication as agreed to by the Parties. The royalties shown to have accrued by each report, if any, shall be due and payable on the date such report is due. Novexel shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

4.5	In order for Indevus to receive compensation on a quarterly basis, Novexel shall pay to Indevus, on a quarterly basis, royalties based on the cumulative Net Sales for the applicable Royalty Year to date, less royalties previously paid to Indevus on account of Net Sales for the previous Calendar Quarters in such Royalty Year. Any change in the amount that would have been payable from Novexel to Indevus under this Agreement which results from any restatements to a prior period’s financial results due to errors, omissions, or any other misstatements, shall be added to or deducted from, as applicable, the amount of the next payment due under this Agreement.

4.6	Financial Audits. Upon the written request of Indevus and not more than once in each Calendar Year, Novexel shall permit an independent certified public accounting firm selected by Indevus and reasonably acceptable to Novexel to have access during normal business hours, upon ten-days notice to Novexel, to such of the records of Novexel, its Affiliates and sublicensees, as applicable, as may be reasonably necessary to verify the accuracy of the reports under Section 4.4 for any Royalty Year ending not more than [*]prior to the date of such request. The accounting firm shall disclose to Indevus only whether the reports are correct or incorrect and the specific details concerning any discrepancies.

4.6.1 If such accounting firm concludes that additional amounts were owed by Novexel for such Royalty Year, Novexel shall pay the additional amounts within thirty (30) days of the date Indevus delivers to Novexel such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by Novexel during such period, Indevus shall repay Novexel the amount of such overpayment within thirty (30) days of the date Indevus delivers to Novexel such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Indevus; provided, however, that if an error in favor of Indevus of more than the greater of (i) [*] or (ii) [*] of the amounts due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Novexel.

4.6.2 Upon the expiration of thirty-six (36) months following the end of any Royalty Year the calculation of royalties or other payments payable with respect to such

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Royalty Year shall be binding and conclusive upon Indevus, and Novexel shall be released from any liability or accountability with respect to royalties for such Royalty Year.

4.6.3 Indevus shall treat all financial information subject to review under this Section 4.6 in accordance with the confidentiality provisions of this Agreement and shall cause its accounting firm to enter into a reasonable and mutually satisfactory confidentiality agreement with Novexel obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.7	Payments. All payments to Indevus under this Agreement shall be made in United States dollars.

4.8	Late Payment. In case of any late payment due hereunder by Novexel, Novexel shall pay to Indevus interest on the unpaid amount until such payment is paid in full, at the LIBOR Rate (as defined below), [*] but in no event in excess of the maximum rate permitted by applicable law. “LIBOR Rate” means an interest rate per annum equal to the rate of interest per annum at which deposits in United States dollars are offered by the principal office of Citibank, N.A. in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) on the Business Day immediately preceding the commencement of such interest period.

4.9	Tax Withholding If withholding taxes are payable with respect to any payments to Indevus hereunder, Novexel shall pay such withholding taxes and deduct the amount thereof from the amounts otherwise due to Indevus hereunder. Novexel shall provide Indevus with a certificate evidencing payment of any withholding taxes hereunder, together with a written statement of any such taxes paid with respect to Indevus’s tax liability. Novexel shall provide Indevus with both a written statement of any such withholding taxes and a certificate evidencing payment of such taxes. Novexel will use commercially reasonable efforts consistent with its usual business practices and reasonably cooperate with Indevus to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries. In the event that Novexel is legally required to file such forms for the benefit of Indevus, Indevus shall provide fully completed forms for verification and subsequent filing by Novexel.

4.10	Restrictions on Payment. If by law, regulations or fiscal policy of a particular country, remittance of royalties in United States Dollars is restricted or forbidden, notice thereof will be promptly given to Indevus, and payment of the royalties shall be made by the deposit thereof in local currency to the credit of Indevus in a recognized banking institution designated by Indevus. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Novexel would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

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ARTICLE V

CONFIDENTIALITY AND PUBLICITY

5.1	Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Term of this Agreement and for a period of five years thereafter, except that with respect to the Indevus Know-How, Indevus’s obligation hereunder shall continue throughout the Term of this Agreement. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

5.1.1 is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

5.1.2 is or becomes properly in the public domain or knowledge, but not by any action of the receiving Party;

5.1.3 is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

5.1.4 is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

5.2	Permitted Disclosure of Proprietary Information. Notwithstanding Section 5.1,

5.2.1 Novexel may disclose Indevus Proprietary Information:

(a)	to governmental or other regulatory agencies in order to obtain patents, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

(b)	to its respective agents, consultants, Affiliates, sublicensees and/or other Third Parties for the development and/or marketing of Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

(c)	if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; and

5.2.2 Indevus may disclose Novexel Proprietary Information if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

5.3	Return of Proprietary Information. Upon termination of this Agreement, the Party to which Proprietary Information has been disclosed pursuant to this Agreement shall, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the Party transmitting such Proprietary Information, shall promptly destroy the same and certify such destruction to the transmitting party; except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement. Upon termination of this Agreement, Novexel shall return to Indevus or destroy, as provided in Section 9.4, the Indevus Know-How, including any unused Inventory.

5.4	Public Disclosure. Notwithstanding the provisions of this Article V, it is understood that the Parties may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business. Except as set forth in this Agreement or as required by law, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each party shall have the right to expeditiously (but in any event within one Business Day of receipt) review any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however, that such right of review shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1	General Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

6.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

6.1.2 Such Party has the corporate power and authority and the legal right to enter into this Agreement, the Termination and the Side Agreement and to perform its obligations hereunder and thereunder and the execution, delivery and performance by such party of this Agreement, the Termination and the Side Agreement has been duly authorized by all necessary corporate action;

6.1.3 Each of this Agreement, the Termination and the Side Agreement has been duly executed and delivered on behalf of such party, and each constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (b) general principles of equity, whether considered in a proceeding in equity or at law;

6.1.4 All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement, the Termination and the Side Agreement have been obtained; and

6.1.5 The execution and delivery of this Agreement, the Termination and the Side Agreement and the performance of such Party’s obligations hereunder and thereunder does not conflict with or violate any requirement of applicable laws or regulations or any judgment, injunction, decree, determination or award presently in effect having applicability to it.

6.2	Indevus Representations and Warranties. Indevus represents and warrants to Novexel that as of the Effective Date:

6.2.1 Indevus has not received any written notice alleging that the practice of the subject matter of the Indevus Know-How or the making, using or selling of Compound or Product in the Territory would infringe any Third Party patents and Indevus is not aware of any facts or circumstances that would support a claim of infringement;

6.2.2 there are no claims, judgments or settlements against or owed by Indevus relating to the Indevus Know-How;

6.2.3 Indevus has not previously assigned, transferred, conveyed or otherwise encumbered any right, title and interest in the Indevus Know-How, or entered into any agreement with any Third Party which is in conflict with the rights granted to Novexel pursuant to this Agreement;

6.2.4 No Third Party has claimed or threatened to claim ownership, control or the right to use Indevus Know-How and Indevus is not aware of any facts or circumstances that would support such a claim;

6.2.5 Indevus has not filed, and shall not file during the Term of this Agreement, any application for patent, copyright, trademark or other form of intellectual property right disclosing or claiming any Indevus Know-How;

6.2.6 Indevus does not own, control or otherwise possess any information or technology related to Compound or Product that is not included in Indevus Know-How; and

6.2.7 All of the information concerning Inventory set forth in Schedule 1.14, including the amount of each material listed, is true and accurate in all material respects; Indevus does not own or control any additional such materials; from and after the time such Inventory has been held for the account of Indevus, to the best of Indevus’ knowledge, the Inventory has been held and stored in accordance with cGMPs and all applicable laws and regulations.

6.3	Novexel Representations and Warranties. Novexel represents and warrants to Indevus that:

6.3.1 in accordance with the Assignment Agreement, effective as of December 1, 2004 , the 2003 License, and all of Aventis’ rights thereunder, other than with respect to the Nucleus, have been assigned by Aventis to Novexel, and Novexel has assumed all of Aventis’ obligations thereunder; the Assignment Agreement is in full force and effect and no party thereto is in breach or default thereof; and

6.3.2 as of the Effective Date, Novexel owns all right, title and interest in and to the Novexel Patent Assets, all of which are listed on Schedule 1.20, and has not assigned, transferred, conveyed or otherwise encumbered its right, title or interest in the Novexel Patent Assets;

6.4	THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 6 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 6, NEITHER PARTY MAKES ANY OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUND OR THE PRODUCT.

ARTICLE VII

INDEMNIFICATION AND INSURANCE

7.1	Indemnification by Indevus. Indevus will indemnify, defend and hold harmless Novexel, its Affiliates, directors, officers, employees, agents, successors, and assigns (each, a “Novexel Indemnitee”) from and against any and all Losses arising out of, attributable to or resulting from any claim, suit, action or proceedings (collectively, “Claims”), that are brought by a Third Party against a Novexel Indemnitee that are attributable to a breach by Indevus of any of its representations, warranties or covenants under this Agreement; provided, however, that Indevus shall not be obligated under this Section 7.1 to the extent any Losses (A) arose out of the negligence or wrongdoing on the part of Novexel; (B) arose out of any breach by Novexel of any of its representations, warranties and/or covenants hereunder; or (C) are Losses subject to indemnification by Novexel under Section 7.2.

7.2	Indemnification by Novexel. Novexel shall indemnify, defend and hold harmless Indevus and its Affiliates, directors, officers, employees, agents, successors and assigns (each a “Indevus Indemnitee”) from and against any and all Losses arising out of, attributable to or resulting from any Claims that are brought by a Third Party against an Indevus Indemnitee that are attributable to (i) the development, manufacture, use, marketing, promotion or sale of Compound or Product; (ii) Novexel’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (iii) a breach by Novexel of any of its representations, warranties or covenants under this Agreement; provided, however, that Novexel shall not be obligated under this Section 7.2 to the extent any Losses (A) arose out of any breach by Indevus of any of its representations, warranties and/or covenants hereunder; or (B) are Losses subject to indemnification by Indevus under Section 7.1.

7.3	Procedure. In the event that any Indemnitee intends to claim indemnification under this Article VII it shall promptly notify the other Party (the “Indemnitor”) in writing of such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. The Indemnitor shall have the sole right to control the defense and settlement thereof provided, however, that an Indemnitor shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party. The Parties shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and shall reasonably cooperate with each other in connection with the implementation thereof. An Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any Claim without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give.

7.4	Insurance. Novexel shall maintain, during the Term of this Agreement and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits per occurrence and in the aggregate customary for the stage of development and commercial activity of the aminocandin program, but in any event shall not be less than [*] total per year. Such insurance shall insure against liability arising out of the manufacture, use, sale, or marketing of Product in the Territory as appropriate for the stage and extent of development and commercial activity of the aminocandin program. During the Term, Novexel shall not permit such insurance to be reduced, expired or canceled without reasonable prior written notice to Indevus. Upon request Novexel shall provide Certificates of Insurance to Indevus evidencing the coverage specified herein.

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ARTICLE VIII

PATENT MATTERS

8.1	Novexel shall be responsible in its sole discretion for all filing, prosecution, maintenance, enforcement and defense (including interference and opposition proceedings) of the Novexel Patent Assets. Notwithstanding the foregoing, Novexel shall prosecute, maintain, enforce and defend the Novexel Patent Assets in the US, Europe and Japan covering Compound.

ARTICLE IX

TERM AND TERMINATION

9.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier under Section 9.2, the term of this Agreement shall extend for a period (the “Term”) which shall expire and terminate, on a country-by country basis, on the expiration of all royalty obligations with respect to such country under Section 4.3.

9.2	Termination.

9.2.1 By Notice. Novexel shall have the right to terminate this Agreement (a) at any time upon [*] advance written notice to Indevus upon the occurrence of a Material Adverse Change, or (b) after the earlier of (i) the commencement of the first Phase 2 clinical trial, or (ii) [*] after the Effective Date, for any or no reason, upon [*] advance written notice to Indevus.

In the event of any termination under this Section 9.2.1, the provisions of Section 9.4.3 shall be applicable, provided, that any amounts payable pursuant to Section 4.1.2 that become due during the period commencing from the date of the termination notice until the effective date of termination shall not be payable.

9.2.2 Termination of Agreement for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the Term as follows:

(a)	if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth herein, and has not cured such breach within (i) [*] Business Days in case the breach is a non payment of any amount due under this Agreement, and (ii) within [*] for other cases of breach, after notice requesting cure of the breach, provided, however, that if a breach other than a non payment is not capable of being cured within [*] of such written notice, the Agreement may not be terminated sooner than [*] of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

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(b)	upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within [*] after the filing thereof.

9.3	Rights not Affected. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Novexel and Indevus shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code. Upon written request to the trustee in bankruptcy or bankrupt Party, the trustee or Party, as applicable, shall (i) provide to the other Party any intellectual property (including such embodiment) held by the trustee or the bankrupt Party and shall provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of the other Party to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

9.4	Effect of Expiration or Termination. Upon termination of this Agreement, all rights and licenses granted to Novexel hereunder shall terminate upon the effective date of such termination and the Parties shall arrange for an orderly return to Indevus (or, at Indevus’ request, destruction by Novexel) of any Indevus Know-How in Novexel’s possession including any remaining Inventory. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

9.4.1Outstanding Payment. Payments of amounts owing to Indevus under this Agreement as of its expiration or termination shall be due and payable within the later of (i) to the extent such amounts can be calculated and a fixed sum determined at the time of

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expiration or termination of this Agreement, thirty (30) after the date of such expiration or termination, or (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

9.4.2 Sale of Remaining Product. Upon termination of this Agreement (but not its expiration), Novexel shall notify Indevus of the amount of Product Novexel, its Affiliates and their sublicensees then have on hand or have committed to purchase or sell. For a period ending upon the earlier of: (i) Novexel, its Affiliates and their sublicensees sale of all Product in their possession on the date of termination of this Agreement, or (ii) the end of the six (6) month period following such termination (the “Trailing Period”), Novexel, its Affiliates and their sublicensees shall be permitted to sell such Product and Indevus hereby grants Novexel a non-exclusive license reasonably necessary to sell such Product, subject to the payment of royalties at the same rates and on the same terms and conditions as the royalties set forth in Section 4.3, on any Net Sales of such Product during the Trailing Period.

9.4.3 Termination by Novexel by Notice. If Novexel terminates this Agreement pursuant to Section 9.2.1, the following shall be applicable:

(a)

Indevus shall have a [*] period to determine whether it wishes to obtain a license under the Novexel Patent Assets and Novexel Know-How. Upon Indevus’ written request and expense, Novexel shall reasonably cooperate to facilitate Indevus decision-making, including providing Indevus with reasonable access to the Novexel Patent Assets and Novexel Know-How. If Indevus decides to license the Novexel Patent Assets and the Novexel Know-How, it shall so notify Novexel in writing and the Parties shall then immediately execute a license (the “Automatic License”) identical, except for the following changes, to the 2003 License: (i) Aventis shall be replaced by Novexel as the licensor and in all other aspects (except with respect to those provisions specifically not assigned to Novexel by Aventis, in particular the commitment to supply Nucleus or Nucleus intellectual property, which is addressed in subsection (iv) below; (ii) any milestone events set forth in the 2003 License already achieved as of the effective date of the termination of this Agreement shall be deleted; (iii) the License Fee in Section 5.1 of the 2003 Agreement shall be replaced by a payment equal to the amount of all patent costs on the Novexel Patent Assets paid by Novexel during the period commencing on the Effective Date and expiring on the effective date of the termination of this Agreement, as evidenced by appropriate back-up documentation, up to a maximum [*] per year during such period; (iv) Novexel’s rights under the Side Agreement shall be assigned to Indevus on and subject to the same terms and conditions as set forth in the Side Agreement or any supply agreement between Aventis and Novexel with respect to the Nucleus then in effect; and (v) in the event Indevus advises that it desires to include in the Automatic License any Novexel Patent Asset that was acquired by Novexel from a Third Party after the Effective Date (other than in connection with a royalty-bearing license) (a “New Novexel Patent

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Asset”), the Parties shall negotiate in good faith any additional consideration to be payable by Indevus to Novexel for the rights to such New Novexel Patent Asset. If Indevus advises Novexel in writing that it does not wish to obtain the Automatic License under the Novexel Patent Assets and Novexel Know-How, then Indevus shall have no further rights with respect to the Novexel Patent Assets and Novexel Know-How, and Novexel shall have no further obligation to Indevus with respect to the Novexel Patent Assets and Novexel Know-How; and

(b)	In the event Indevus elects to license the Novexel Patent Assets and Novexel Know-How in accordance with Section 9.4.3(a), (i) Novexel will, if requested by Indevus, cooperate with Indevus or Indevus’ designee to transfer to Indevus or Indevus’ designee the supervision of any ongoing clinical trial in such a way that no delay incurs in such clinical trial, if the termination of such trial would materially adversely affect the development of Product and Indevus has advised Novexel that it intends to continue development of Product; (ii) Novexel will promptly upon having sent such notice transfer to Indevus or Indevus’ designee all data, files, INDs, Regulatory Approvals, if any, and information, data, Novexel Know-how, etc in the possession of Novexel and related to Compound or Product; (iii) Indevus will be entitled to start negotiations with Third Parties in relation to Compound or Product immediately upon receipt of such notice; and (iv) Novexel will provide Indevus with reasonable assistance that Indevus may request in responding to due diligence requests by Third Parties that Indevus is negotiating with as potential licensees for Compound or Product, provided that Novexel shall not be required to disclose to such Third Parties Novexel Proprietary Information that does not relate to Compound or Product.

9.4.4 Termination by Indevus for Cause. If Indevus terminates this Agreement pursuant to Section 9.2.2(a), the provisions of Section 9.4.3 shall be applicable except that in the event that Indevus advises that it desires to include in the Automatic License any Novexel Know-How that was developed by Novexel after the Effective Date (other than Novexel Know-How included in a New Novexel Patent Asset), the Parties shall negotiate in good faith any additional consideration to be payable by Indevus to Novexel for the rights to such new Novexel Know-How, provided, however, that the nature of the breach by Novexel shall be a principal component in determining the amount of any such additional consideration.

9.4.5 Termination by Novexel for Cause. If Novexel terminates this Agreement pursuant to Section 9.2.2, effective as of the effective date of such termination, if requested by Novexel, the Parties shall immediately enter into a new, mutually agreeable agreement granting Novexel the same rights and obligations that were granted by Indevus to and assumed by Novexel under this Agreement, and providing for compensation to Indevus which will be negotiated in good faith between the Parties.

9.4.6 Survival. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article VII shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination (subject to the changes thereto as set forth in the Automatic License). In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

9.4.7 Non-Exclusive Right. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

ARTICLE X

MISCELLANEOUS

10.1	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, factory shutdowns, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

10.2	Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets to which this Agreement relates or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume in writing all obligations of its assignor under this Agreement.

10.3	Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions. In such event, the Parties shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement also with those substituted provisions.

10.4	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Novexel to:

Novexel SA

Parc Biocitech

102, route de Noisy

F-93230 Romainville France

Attention: Chief Executive Officer

Fax No: +33 1 48 46 39 26

if to Indevus to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421

Attention: Chief Executive Officer

Fax No.: 781-862-3859

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

10.5	Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

10.6	Dispute Resolution.

10.6.1 Except if a Party reasonably determines that it must seek a preliminary injunction, temporary restraining order or other provisional relief, the Parties shall resolve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) in accordance with the following procedure. The Parties agree to attempt initially to solve Disputes by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within [*] Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within [*] Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive

[*]	CONFIDENTIAL TREATMENT REQUESTED

Officers are unable to settle the Dispute between them within [*] Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection 10.6.2.

10.6.2 Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection 10.6.1 has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. In the event Indevus is the claimant, the mediation shall be held in London, England; in the event Novexel is the claimant, the mediation shall be held in Geneva, Switzerland. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection 10.6.3.

10.6.3 If after the procedures set forth in subsections 10.6.1 and 10.6.2, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators with appropriate experience in the biotechnology or pharmaceutical industry: one arbitrator shall be appointed by each of Novexel and Indevus and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. In the event Indevus is the claimant, the arbitration shall be held in London, England; in the event Novexel is the claimant, the arbitration shall be held in Geneva, Switzerland. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the LCIA. Any mediation or arbitration proceeding entered into pursuant to this Section 10.6 shall be conducted in the English language.

10.7	Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

[*]	CONFIDENTIAL TREATMENT REQUESTED

10.8	Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.9	Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.10	Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

10.11	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12	Use of Names. Except as otherwise provided in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document required to comply with applicable laws, rules or regulations.

10.13	Interpretation.

10.13.1 Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

10.13.2 “Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

10.13.3 All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

10.13.4 Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

10.13.5 The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recitals, Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits and Schedules, the terms of this Agreement shall control;

10.13.6 In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

10.13.7 The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

10.13.8 Unless otherwise provided, all references to Sections, Schedules and Exhibits in this Agreement are to Sections, Schedules and Exhibits of and to this Agreement;

10.13.9 All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years unless otherwise expressly provided;

10.13.10 Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

10.13.11 Any requirements of notice or notification by one Party to another shall be construed to mean written notice in accordance with Section 10.4; and

10.13.12 Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	Chairman and Chief Executive Officer

NOVEXEL SA

By:	/s/ Iain Buchanan
Name:	Iain Buchanan
itle:	Chief Executive Officer

SCHEDULE 1.4

BANK HOLIDAYS-FRANCE

Wednesday	January 1 (*)	New Year Day

Monday	April 9 (**)	Easter Monday

Thursday	May 1 (*)	Labour Day

Thursday	May 8 (*)	End of World War II

Thursday	May 17 (**)	Ascension

Monday	May 28 (**)	Whit Monday

Monday	July 14 (*)	National Day

Friday	August 15 (**)	Assumption

Saturday	November 1 (*)	All Saints’ Day

Tuesday	November 11 (*)	End of World War I

Thursday	December 25 (*)	Christmas

(*)	Every year on same date
(**)	Dates are for 2007 , but for following years, since they are catholic religious feasts , they are worldwide identical dates.

SCHEDULE 1.8

COMPOUND

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.13

INDEVUS KNOW-HOW

1.	Complete reports of all clinical trials undertaken including all adverse events identified by clinical investigators

a.	Phase-I single dose study

b.	Phase I multi-dose study (terminated due to injection site irritation issues)

c.	Phase I multi-dose study with modified administration (terminated due to injection site irritation issues)

2.	Complete reports and data from all formulation work including animal studies

3.	All records (including batch records and GMP certifications) relating to synthesis, storage and transport of Inventory listed in Schedule 1.14

4.	All correspondence with regulatory agencies relating to Compound

5.	All correspondence with ethics committees and clinical investigators relating to Compound

6.	Copies of all publications relating to Compound

SCHEDULE 1.14

INVENTORY

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.20

NOVEXEL PATENT ASSETS

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.5

AGREEMENTS

Facility and Address	Task/Agreement Type	Dates

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

SIDE AGREEMENT

[SEE ATTACHED]

NOVEXEL

novel therapies for infectious disease

AVENTIS PHARMA SA

20 avenue Raymond Aron

92165 Antony

France

TO WHOM IT MAY CONCERN

This letter is to inform you that Novexel is finalizing an agreement with Indevus whereby the rights to aminocandins licensed to Indevus by Aventis Pharma SA (“Aventis”) under the 18 April 2003 License Agreement will be transferred to Novexel. As you are aware, the rights and obligations of Aventis under this License Agreement were transferred to Novexel as of December 1, 2004. However, the part of the License Agreement that dealt with supply of Nucleus remained with Aventis.

Novexel requests that the rights and obligations of Indevus under the License Agreement in Sections 3.1.2 and 3.8 now be assigned to Novexel. In the event the aforesaid agreement between Indevus and Novexel is terminated and Indevus reacquires the rights consistent with the License Agreement, these rights and obligations under Sections 3.1.2 and 3.8 shall be reassigned back to Indevus, upon joint notification by Novexel and Indevus to Aventis, thereto. The text of these Sections is reproduced below.

3.1.2

As long as AVENTIS manufactures and supplies or, in accordance with the provisions of Section 3.8 (a) hereof, AVENTIS’ permitted assignee manufactures and supplies, INDEVUS with Nucleus, in each case in accordance with the supply agreement contemplated by Section 3.8 (a) hereof, AVENTIS shall not be required to disclose or transfer to INDEVUS that portion of the AVENTIS Intellectual Property specifically covering the manufacturing process for the Nucleus, provided, however, that such information and AVENTIS Intellectual Property shall at all times be included in the Drug Master File relating to Compound and/or Product and AVENTIS hereby grants INDEVUS all rights of reference thereto. In the event that (i) AVENTIS and INDEVUS have not entered into such supply agreement relating to the manufacture and supply of the Nucleus by AVENTIS in the time period set forth in Section 3.8 hereto, or (ii) the Parties have entered into such supply agreement but for any reason AVENTIS or AVENTIS’ permitted assignee of such manufacturing right decides not to, or for any other reason, does not manufacture and supply INDEVUS with the Nucleus, AVENTIS shall promptly transfer to INDEVUS all AVENTIS Intellectual Property relating to the manufacturing process for the Nucleus and shall provide to INDEVUS in establishing a Third Party manufacturer of the Nucleus such reasonable assistance as can be expected to be needed by a manufacturer having a reasonably high level of knowledge and experience in the manufacturing of comparable products. Such assistance will be provided free of charge to the extent that information has to be supplied, and on the basis of cost reimbursement if any employee of AVENTIS has to come on the concerned manufacturing premise, which in any case should be for a limited period of time, to be specified in the aforesaid supply agreement.

3.8 Manufacturing and Supply. INDEVUS shall have all rights and responsibility relating to chemistry, manufacturing and control for clinical and commercial use of Compound or Product such as but not limited to process development, scale up and manufacturing of Compound and Product, subject to the following:

(a) Manufacture of Nucleus. AVENTIS shall retain the right to manufacture and supply or, subject to the provisions of this Section 3.8 (a), have manufactured or have supplied the Nucleus for additional clinical trials and for commercial use by INDEVUS, provided that (i) AVENTIS can manufacture and supply, or any Third Party manufacturer that is a permitted assignee of AVENTIS’ rights under this Section 3.8 (a) can manufacture and supply, the Nucleus in accordance with cGMP and other regulatory requirements; and (ii) AVENTIS shall not have the right to assign its rights under this Section 3.8 (a) to a Third Party manufacturer or supplier of the Nucleus, without INDEVUS’ prior written consent, except with a sale or other divesture of the manufacturing site where the Nucleus is manufactured; and (iii) any such manufacture and supply is in accordance with the terms of the agreement referred to in the next sentence. INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within ninety (90) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.

(b) Other Manufacturing. In connection with any other manufacturing and supply of Compound and/or Product, INDEVUS will consider AVENTIS in priority to any Third Party, as such manufacturer and supplier.

If you are in agreement with these changes, please acknowledge by having this letter signed by an authorized member of your company.

Best regards,

For Novexel S.A.		For Indevus Pharmaceuticals Inc.

/s/ Iain Buchanan		/s/ Glenn L. Cooper, M.D.
Name:	Iain Buchanan	Name:	Glenn L. Cooper, M.D.
Title:	CEO	Title:	Chairman and Chief Executive Officer
Date:		Date:

for Aventis Pharma SA		for Aventis Pharma SA

/s/ Jean-Luc Renard		/s/ Jose Ferrer
Name:	Jean-Luc Renard	Name:	Jose Ferrer
Title:	President & CEO	Title:	VP, Legal Operations
Date:		Date:

EXHIBIT B

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is executed, delivered, and effective on this 4th day of December 2006 (the “Effective Date”) by and between Indevus Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 33 Hayden Avenue, Lexington, Massachusetts 02421, United States (“Indevus”), and Novexel SA, a corporation organized and existing under the laws of France and having its principal office at Parc Biocitech, 102, route de Noisy, F-93230 Romainville, France (“Novexel”). Indevus and Novexel may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, effective April 18, 2003, Indevus entered into that certain License Agreement with Aventis Pharma SA (“Aventis”) (as amended, the “2003 License”) under which, among other things, Indevus was granted an exclusive license under AVENTIS Intellectual Property (as defined in the 2003 License) to develop and commercialize Compound and Product ;

WHEREAS, pursuant to the Subscription Agreement in relation to Novexel SA dated as of 25 October 2004 by and among Aventis, Novexel and the other parties listed on the signature page thereto (the “Assignment Agreement”), effective as of December 1, 2004, Aventis assigned to Novexel all of Aventis’s right, title and interest in and to all intellectual property rights relating to Compound and Product, including the 2003 License and Aventis’s rights and obligations thereunder (except for the right to manufacture and supply Nucleus that was retained by Aventis) and Novexel assumed all such rights and obligations thereunder;

WHEREAS, under the 2003 License, Indevus, through its efforts to develop Product, has generated certain Indevus Know-How (as defined in the Know-How License, as defined below) ;

WHEREAS, Indevus has made a strategic corporate decision to search for a partner to pursue development and commercialization of Compound and Product and Novexel wishes to have an exclusive right to pursue such activities, Indevus and Novexel have agreed, and mutually desire, to simultaneously execute three agreements which will, together, allow Novexel to exclusively pursue development and commercialization of Compound and Product; and

WHEREAS the three agreements Indevus and Novexel have agreed to simultaneously execute include (i) this Termination Agreement terminating the 2003 License, (ii) a Know-How License Agreement under which Indevus will grant Novexel an exclusive license to Indevus Know-How (the “Know-How License”), and (iii) a letter agreement assigning Indevus’ rights and obligations relative to Aventis in the manufacture and supply of Nucleus to Novexel, to which Aventis is also a party (the “Side Agreement”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indevus and Novexel agree as follows:

1. Defined Terms. All capitalized terms in this Termination Agreement (except Effective Date), unless otherwise set forth herein, shall have their respective meanings as set forth in the 2003 License, a copy of which is attached hereto as Exhibit A.

2. Termination. The 2003 License is hereby terminated as of the Effective Date and simultaneously with the effectiveness of the Know-How License. Except as expressly set forth in Section 3 below, all of the rights and obligations of each Party shall terminate (including, without limitation, (a) Indevus’s diligence obligations under Article III and payment obligations under Article V of the 2003 License)and (b) all rights and licenses in, to and under AVENTIS Intellectual Property, AVENTIS Information and Inventions and Novexel’s rights in and to Joint Information and Inventions (collectively, the “Licensed Intellectual Property”) granted to Indevus under the 2003 License. For the avoidance of doubt, Indevus shall have no right to practice any of the Licensed Intellectual Property under the 2003 License.

3. Effect of Termination. Notwithstanding termination of the 2003 License, the following terms and conditions will apply:

(a) Notwithstanding Section 8.4(a) of the 2003 License, (i) Indevus shall not have the right to sell or otherwise dispose of the stock of any Product, and Indevus shall transfer all such stock, if any, to Novexel pursuant to the provisions of the Know-How License, and (ii) Article IV of the 2003 License shall not survive termination of the 2003 License, provided, however, that Sections 4.1 and 4.2(c) of the 2003 License shall survive such termination for a period of seven (7) years after the Effective Date.

(b) Within thirty (30) days after the Effective Date, Indevus shall deliver to Novexel, at Indevus’s expense, all tangible items (except Inventory) within the Aventis Know-How within its possession and control in a form(s) to be agreed upon and to a place designated in writing by Novexel. The Parties shall agree on a mutual place and time within thirty (30) days after the Effective Date, to arrange for a delivery to Novexel’s personnel, at Indevus’s expense, all of the Aventis Know-How within its possession and control not available in tangible form. Such transfer shall be made by qualified Indevus personnel who understand, have used and are familiar with such Aventis Know-How.

(c) Indevus covenants (i) to inform, as soon as practicable after the Effective Date, its employees with access to any of the Licensed Intellectual Property that the 2003 License has been terminated and that Indevus no longer has the right to practice any of the Licensed Intellectual Property and (ii) to use its best efforts to ensure that no such employee practices any of the Licensed Intellectual Property after the Effective Date except pursuant to the terms of the Know-How License.

(d) Notwithstanding the provisions of Section 2 above, the Parties hereby acknowledge that pursuant to the 2003 License, Aventis retained the right to manufacture and supply or have manufactured or have supplied, the Nucleus under the terms and conditions set forth therein and that as of the Effective Date, Aventis and Novexel have entered into a Side Agreement (as defined in the Know-How License) providing, inter alia, that Indevus’ rights and obligations under Sections 3.1.2 and 3.8 of the 2003 License be assigned to Novexel.

4. Representations and Warranties.

(a) General Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(i)	Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(ii)	Such Party has the corporate power and authority and the legal right to enter into this Termination Agreement, the Know-How License and the Side Agreement and to perform its obligations hereunder and thereunder and the execution, delivery and performance by such Party of this Termination Agreement, the Know-How License and the Side Agreement has been duly authorized by all necessary corporate action;

(iii)	Each of this Termination Agreement, the Know-How License and the Side Agreement has been duly executed and delivered on behalf of such Party, and each constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (b) general principles of equity, whether considered in a proceeding in equity or at law;

(iv)	All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Termination Agreement, the Know-How License and the Side Agreement have been obtained; and

(v)	The execution and delivery of this Termination Agreement, the Know-How License and the Side Agreement and the performance of such Party’s obligations hereunder and thereunder does not conflict with or violate any requirement of applicable laws or regulations or any judgment, injunction, decree, determination or award presently in effect having applicability to it.

(b) Indevus Representations and Warranties. Indevus represents and warrants to Novexel that as of the Effective Date:

(i)	Indevus has not previously assigned, transferred, conveyed, sublicensed or otherwise encumbered any of the rights or licenses granted to it under the 2003 License, or entered into any agreement with any Third Party which is in conflict with this Termination Agreement;

(ii)	Indevus has not filed, and shall not file, any application for patent, copyright, trademark or other form of intellectual property right disclosing or claiming any Licensed Intellectual Property, Indevus Information and Inventions or Indevus’ rights in and to Joint Information and Inventions;

(iii)	To Indevus’ knowledge, no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals for any Product have been debarred entities or individuals within the meaning of 21 U.S.C. section 335(a) or (b);

(iv)	In connection with the development of Compound and Product conducted by or on behalf of Indevus, Indevus and to Indevus’ knowledge, its contractors have complied and are complying in all material respects with applicable United States and European laws and regulations, including United States good laboratory practices, in its conduct of toxicology studies on Compound and United States good clinical practices in its conduct of clinical studies on Compound;

(v)	Indevus has not received any notice of breach of the 2003 License from Aventis; and entering into this Termination Agreement and the accompanying Know-How License will not result in any breach of the 2003 License or any other Indevus agreement or arrangement with, or obligation to, any Third Party.

5. Release of Claims

(a) By Indevus. Except for the obligations set forth in this Termination Agreement, and in consideration of the release of claims by Novexel in Section 5(b) below, Indevus, on behalf of itself and its agents, attorneys, representatives, directors, officers, employees, subsidiaries, affiliates, heirs, successors, and assigns, including its parent company (if any), hereby waives any claim against Novexel resulting from or in any way arising out of the 2003 License and hereby releases and discharges Novexel and each of its parents, subsidiaries, affiliates, and each of its and their respective officers, directors, stockholders, employees, attorneys, agents, representatives, successors, and assigns from and for any and all claims, demands, actions, causes of actions, suits, judgments, liabilities, costs, attorneys’ fees, losses, expenses, or claims for relief, known or unknown, fixed or contingent, at law or in equity, of any kind or nature that Indevus now has or has ever had or may hereinafter claim to have had against them arising out of, based upon, or related, directly or indirectly, to the 2003 License or the termination thereof.

(b) By Novexel. Except for the obligations set out in this Termination Agreement, in consideration of the release of claims by Indevus in Section 5(a) above, Novexel, on behalf of itself and its agents, attorneys, representatives, directors, officers, employees, subsidiaries, affiliates, heirs, successors, and assigns, including its parent company (if any), hereby waives any claim against Indevus resulting from or in any way arising out of the 2003 License and hereby releases and discharges Indevus and each of its parents, subsidiaries, affiliates, and each of its and their respective officers, directors, stockholders, employees, attorneys, agents, representatives, successors, and assigns from and for any and all claims, demands, actions, causes of actions, suits, judgments, liabilities, costs, attorneys’ fees, losses, expenses, or claims for relief, known or unknown, fixed or contingent, at law or in equity, of any kind or nature that Novexel now has or has ever had or may hereinafter claim to have had against them arising out of, based upon, or related, directly or indirectly, to the 2003 License or the termination thereof.

(c) Representations. Indevus and Novexel each represents and warrants to the other that the representing Party has full legal right and authority to release the claims released hereby and that the representing Party has taken or obtained all legal action or approval necessary for the execution, delivery, and performance of the obligations hereunder. The Parties each represents and warrants to the other that the representing Party is, as of the Effective Date, the sole and lawful owner of all right, title, and interest in its claims released hereby and that the representing Party has not assigned or otherwise transferred any right, title, or interest in such claims.

6. Negotiated Agreement. The Parties agree that this Termination Agreement is a fully negotiated document that shall be deemed to have been jointly drafted by the Parties and, therefore, shall not be more strictly construed against any Party as the draftsman.

7. Miscellaneous.

(a) This Termination Agreement, together with any Exhibits hereto the Know-How License, and the Side Agreement are intended to embody the final, complete and exclusive agreements between the Parties with respect to the matters addressed herein and therein; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

(b) Amendment. This Termination Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by both Parties. All amendments or modifications of this Termination Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by the Parties.

(c) Governing Law and Dispute Resolution. This Termination Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question. Any disputes incapable of being resolved by mutual agreement of the Parties shall be handled in accordance with Section 9.6 of the Know-How License.

(d) Severability. In the event that any term, condition or provision of this Termination Agreement is held to be or become invalid or be a violation of any applicable law, statute or regulation, the same shall be deemed to be deleted from this Termination Agreement and shall be of no force and effect and this Termination Agreement shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement. The validity and enforceability of the other provisions shall not be affected thereby. In such case or in the event that this Termination Agreement should have a gap, the Parties hereto shall agree on a valid and enforceable provision completing this Termination Agreement, coming as close as possible to the economic intentions of the Parties. In the event of a partial invalidity the Parties agree that this Termination Agreement shall remain in force without the invalid part. This shall also apply if parts of this Termination Agreement are partially invalid.

(e) Assignment. This Termination Agreement may not be assigned or otherwise transferred by either Party, in whole or in part, whether voluntary, or by operation of law, without the consent of other Party, except in connection with a simultaneous permitted assignment of the Know-How License. Subject to the foregoing, this Termination Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(f) Waiver. The performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by the other Party, and such waiver shall be effective only with respect to the specific obligation described. The waiver by either Party of a breach of any provision of this Termination Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Termination Agreement.

(g) Captions. The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Termination Agreement.

(h) Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Termination Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter references shall include and refer also to the others, unless the context otherwise requires.

(i) English Language. The official language of this Termination Agreement is English. All contract interpretations, notices and dispute resolutions shall be in English. Any attachments or amendments to this Termination Agreement shall be in English. Translations of any of these documents shall not be construed as official or original versions of such documents.

(j) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Novexel to:

Novexel SA

Parc Biocitech

102, route de Noisy

F-93230 Romainville France

Attention: Chief Executive Officer Fax No: +33 1 48 46 39 26

if to Indevus to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421, USA

Attention: Chief Executive Officer

Fax No.: 781-862-3859

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

(k) Counterparts. This Termination Agreement may be executed in two counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same instrument.

{Signature page follows.}

IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be executed and delivered by the authorized representatives of each Party on the date first set forth above.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	Chairman and Chief Executive Officer

NOVEXEL SA

By:	/s/ Iain Buchanan
Name:	Iain Buchanan
Title:	Chief Executive Officer

EXHIBIT A

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS

DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY

WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

by and between

AVENTIS PHARMA SA

and

INDEVUS PHARMACEUTICALS, INC

THIS LICENSE AGREEMENT effective as of April 18, 2003 (“Effective Date”), by and between AVENTIS PHARMA SA (“AVENTIS”), a corporation organized and existing under the laws of France and having its principal office at 20 avenue Raymond Aron, 92165 Antony, France (“AVENTIS”) and INDEVUS PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, United States (“INDEVUS”).

W I T N E S S E T H:

WHEREAS, AVENTIS is the owner of AVENTIS Intellectual Property, as defined herein and;

WHEREAS, INDEVUS desires to obtain exclusive license rights, with a right to grant sublicenses, under the AVENTIS Intellectual Property, and AVENTIS desires to grant such license to INDEVUS, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used with an initial capital letter, and where used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” shall mean the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3 “AVENTIS Intellectual Property” shall mean the AVENTIS Patent Assets and AVENTIS Know-How.

1.4 “AVENTIS Know-How” shall mean any and all information and materials, including but not limited to, discoveries, Improvements, information, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non technical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information, submitted, or required to be submitted, to any Regulatory Authority in connection with any regulatory filing or application relating to Compound or Product, Chemistry, Manufacturing and Control (CMC) data, or similar data used or useful for the development, manufacturing and/or regulatory approval of Compound or Product that are or become at any time during the Term of this Agreement owned or controlled by AVENTIS and as to which AVENTIS has the right to license or sublicense to another party including such rights which AVENTIS may have to information developed by Third Parties.

1.5 “AVENTIS Patent Assets” shall mean the United States patents and patent applications and any foreign counterparts thereof listed in Schedule 1.5 hereto which as of the Effective Date are owned by AVENTIS or which AVENTIS has or acquires rights from a Third Party, and relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to AVENTIS Know-How, including all certificates of invention and applications for certificates of invention and substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof, supplementary protection certificates or the like of any such patents and patent applications.

1.6 “Business Day(s)” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed or a day that is a Bank Holiday in France (which days are set forth on Schedule 1.6 hereto).

1.7 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9 “Centralized Procedure” shall mean the European Union Centralized Procedure for marketing authorization in accordance with Council Regulation n° 2309/93 of July 22, 1993 or any successor regulations.

1.10 “CFR” shall mean the United States Code of Federal Regulations.

1.11 “cGMP” shall mean current applicable good manufacturing practices as defined in regulations promulgated by the FDA under the Act relating to the formulation, manufacture, testing prior to delivery, storage and delivery of Compound or Product.

1.12 “Committee” shall mean the steering committee described in Section 3.3.

1.13 “Compulsory License” shall mean any agreement under which any governmental body in any country in the Territory grants or compels INDEVUS to grant, license or marketing rights for Product to any Third Party.

1.14 “Compound” shall mean the chemical compound known under the International Non-proprietary name aminocandin and the code name HMR-3270 and diagrammed on Schedule 1.14 hereto, and any other compounds disclosed or covered or included in the AVENTIS Patent Assets or any compound that is part of the aminocandin family of compounds or any derivative, homolog, or analog of any of the foregoing, and any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing that exists and is owned or controlled by AVENTIS as of the Effective Date.

1.15 “Development Plan” shall mean the plan related to the conduct of the Development Program, as described in Section 3.3.5.

1.16 “Development Program” shall mean those activities to be undertaken by INDEVUS or its designee (or, to the extent specifically set forth in this Agreement, AVENTIS) with respect to Compound or Product which are devoted to the evaluation of a potential pharmaceutical product in clinical trials, and/or the conduct of any other activities or studies directed toward obtaining Regulatory Approval of Product.

1.17 “Dominating Patent” shall mean an unexpired patent which has not been invalidated by a court or other governmental agency of competent jurisdiction which is owned by a Third Party and which INDEVUS or its sublicensees reasonably believe they have no alternative to obtaining a royalty-bearing license under such patent in order to commercialize a Product under this Agreement without infringing such patent.

1.18 “Effective Date” shall mean the date first above written.

1.19 “EMEA” means the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998.

1.20 “End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.21 “FDA” shall mean the United States Food and Drug Administration.

1.22 “First Commercial Sale” shall mean the first sale of Product in any country by INDEVUS, its Affiliate or its sublicensee(s), for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country.

1.23 “GAAP” shall mean generally accepted accounting principles in the United States.

1.24 “Generic Competition” in any particular country shall exist or commence on the earlier of (i) where IMS or IMS- equivalent data is available, the first date on which Generic Drugs achieve a market share in one Calendar Quarter of twenty percent (20%) or greater of the total prescriptions for Product in such country (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions) or (ii) the first date on which there are two Generic Drugs available in one Calendar Quarter in such country.

1.25 “Generic Drug(s)” shall mean any product containing compound that (i) is defined in a particular country in the Territory as a generic drug to the Compound by applicable legal texts or governing health authorities in such country, or (ii) can be substituted for the Compound by a pharmacy, other than a product introduced in such country by INDEVUS, its Affiliates or INDEVUS Sublicensees.

1.26 “Improvement” shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.27 “IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans.

1.28 “INDEVUS Know-How” shall mean any and all information and materials, including but not limited to, discoveries, Improvements, information, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non technical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information (including without limitation any Drug Master Files (DMFs) if any, Chemistry, Manufacturing and Control (CMC) data or similar data) used or useful for the development, manufacturing, regulatory filing or application and/or regulatory approval of Compound or Product that as a result of the Development Program become owned or controlled by INDEVUS and as to which INDEVUS has the right to license or sublicense to another party including such rights which INDEVUS may have to information developed by Third Parties.

1.29 “INDEVUS Patent Assets” shall mean the United States patents and patent applications and any counterparts thereof which may be filed in other countries which at any time during the term of this Agreement are owned by INDEVUS or which INDEVUS has or acquires rights from a Third Party, and relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to INDEVUS Know-How, including all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and patent applications, including Program Information and Inventions and patents and patent applications resulting from the Development Program.

1.30 “NDA” shall mean a new drug application or other submission filed with the applicable Regulatory Authority in any regulatory jurisdiction in the Territory to obtain Regulatory Approval of a Product in such regulatory jurisdiction, and any amendments and supplements thereto.

1.31 “Net Sales” shall mean the gross amount invoiced by INDEVUS or its Affiliates or its sublicensees for sales of Product in the Territory commencing respectively on the date of First Commercial Sale in each country in the Territory, after deducting the following:

(i)	trade, cash and quantity discounts not already reflected in the amount invoiced;

(ii)	amounts repaid or credited for Product returns, including for rejections, or spoilage or recalls

(iii)	rebates and chargebacks;

(iv)	retroactive price reductions;

(v)	sales or excise taxes, VAT or other taxes, custom duties, and other governmental charges and transportation and insurance charges to the extent included in the invoiced price; and if assessed directly against the seller, to the extent actually paid;

(vi)	compulsory payments and rebates directly related to sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs in any country of the Territory; and

(vii)	write offs for bad debts to the extent resulting exclusively from unpaid invoices of Products.

Sales or other transfers between INDEVUS and its Affiliates and/or its sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates or sublicensees.

1.32 “Nucleus” shall mean deacylmulundocandin, the starting material for the manufacture of the Compound, obtained by biochemistry through a biosynthesis from an Aspergillus strain, the first step of which leads to deoxymulundocandin and the second step of which leads to deacylmulundocandin.

1.33 “Over-the Counter Product” shall mean a Product that is not a Prescription Product.

1.34 “Party” shall mean AVENTIS or INDEVUS, and “Parties” shall mean AVENTIS and INDEVUS.

1.35 “Phase 1 Multiple Dose Clinical Trial” shall mean the first clinical trial in which multiple dosage ranges of Product are initially introduced into humans.

1.36 “Phase 2 Clinical Trial” shall mean the first clinical trial of Product in patients with an indicated fungal infection that is designed to show safety and efficacy of Product for its intended use.

1.37 “Phase 3 Clinical Trial” shall mean the first clinical trial conducted after an End of Phase 2 Meeting and conducted on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use.

1.38 “Prescription Product” shall mean a Product subject to the provisions of Section 503 (b) 1 (B) of the Act.

1.39 “Product” shall mean any product in final form (or where the context so indicates, the product being tested in clinical trials)which contains Compound as at least one of the therapeutically active ingredients.

1.40 “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.41 “Regulatory Approval” shall mean all authorizations and approvals (including pricing and reimbursement approvals where required for marketing), of all regional, federal, state or local agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a jurisdiction.

1.42 “Regulatory Authority” shall mean the FDA in the U.S., and any body in the European Union and any health regulatory authority(ies) in any country(ies) in the Territory that is equivalent to the FDA and holds responsibility for granting Regulatory Approval for a Product in such country(ies), and any successor(s) thereto having substantially the same functions.

1.43 “Right of First Negotiation” shall have the meaning set forth in Section 2.4 of this Agreement.

1.44 “Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs and expiring on the last day of the Calendar Year in which the First Commercial Sale occurs and (ii) for each subsequent year, each successive Calendar Year.

1.45 “Sublicense Royalty Payments” shall mean royalty or other payments based on Net Sales of Product that are received by INDEVUS from a sublicensee of any of the rights granted by AVENTIS to INDEVUS under Section 2.1 of this Agreement, as consideration for the grant of such sublicense.

1.46 “Specifications” shall mean the written methods, formulae, procedures, specifications, tests (and testing protocols) and standards pertaining to the Nucleus as attached hereto as Schedule 1.46 and as they may be modified from time to time by mutual written agreement of the Parties and consistent with the Regulatory Approval.

1.47 “Territory” shall mean all of the countries in the world.

1.48 “Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.49 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the AVENTIS Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II

LICENSES; SUBLICENSES

2.1 License Grant. In consideration of and subject to the terms and conditions of this Agreement, AVENTIS hereby grants to INDEVUS an exclusive (even as to AVENTIS) license under AVENTIS Intellectual Property, including the right to grant sublicenses (subject to Section 2.3 below), to develop, make, have made, use, import, offer for sale, market, commercialize, distribute, sell or otherwise dispose of Compound and Product for all uses in the Territory. Notwithstanding the foregoing, it is understood and acknowledged that (i) provided that

AVENTIS is manufacturing the Nucleus in accordance with Section 3.8 (a) and the supply agreement referred to therein, the rights hereby granted shall not extend to the right to manufacture the Nucleus; and (ii) to the extent any part of the AVENTIS Intellectual Property falls outside the scope of the license granted to INDEVUS hereunder, AVENTIS shall retain such right and shall be free to operate under such right.

2.2 Improvement by INDEVUS. All rights and title to and interest in any Improvement conceived, developed, discovered and/or reduced to practice solely by INDEVUS in connection with the license granted under Section 2.1 above or INDEVUS’ activities hereunder shall be vested solely in INDEVUS.

2.3 Sublicenses. INDEVUS shall have the right to grant sublicenses to Affiliates or, subject to the Right of First Negotiation set forth in Section 2.4 below, any Third Party to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound or Product in the Territory; provided, however, that (i) INDEVUS shall not have the right to grant any such sublicenses to a Third Party prior to the completion of Phase 1 studies necessary to commence the first Phase 2 Clinical Trial and (ii) INDEVUS shall advise AVENTIS of any proposed sublicense with a Third Party and give due consideration to AVENTIS’ reasonable comments thereto. In the event of a sublicense by INDEVUS to a Third Party, the provisions of Section 5.3.2 of this Agreement shall be applicable. Any such sublicense shall be subject to the terms and conditions of this Agreement, and INDEVUS shall be responsible to AVENTIS for any non- performance by the sublicensee of INDEVUS’ obligations under this Agreement that are assumed by the sublicensee.

2.4 Right of First Negotiation. INDEVUS shall grant AVENTIS a right of first negotiation (the “Right of First Negotiation”) to obtain from INDEVUS a Sublicense Opportunity (as defined below), on and subject to the following terms and conditions:

2.4.1. In the event INDEVUS intends to begin negotiations relating to a sublicense of Compound or Product (a “Sublicense Opportunity”), INDEVUS shall give written notice of such intention to AVENTIS (the “Commencement Notice”). The Commencement Notice shall include a summary of any INDEVUS Know-How generated pursuant to the Development Program that has not been previously presented at a Committee meeting.

2.4.2. AVENTIS shall have the right to exercise the Right of First Negotiation by delivery to INDEVUS of a written notice (the “AVENTIS Notice”) within [*] days after the date of receipt of the Commencement Notice stating that it has a bona fide interest in entering into such Sublicense Opportunity and including a proposal by AVENTIS of the terms thereof.

2.4.3. If AVENTIS exercises the Right of First Negotiation pursuant to Section 2.4.2, INDEVUS and AVENTIS shall engage in exclusive, good faith negotiations to enter into an agreement relating to the Sublicense Opportunity on mutually acceptable terms and conditions within [*] days of the date of receipt by INDEVUS of the AVENTIS Notice (the “Negotiation Period”). Such agreement would include the grant by INDEVUS to AVENTIS of an exclusive or non-exclusive sublicense under (i) the AVENTIS Intellectual Property and (ii) the INDEVUS

*	CONFIDENTIAL TREATMENT REQUESTED

Patent Assets and INDEVUS Know-How, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product for such uses and in such countries in the Territory, and on such terms and conditions, as may be negotiated in good faith and mutually agreed to by the Parties.

2.4.4. In the event that (i) INDEVUS has not received the AVENTIS Notice in accordance with Section 2.4.2 within [*] days after the date of receipt of the Commencement Notice by AVENTIS, or (ii) the AVENTIS Notice states that AVENTIS does not intend to exercise its Right of First Negotiation, or (iii) AVENTIS exercises the Right of First Negotiation but the Parties are unable to reach agreement prior to expiration of the Negotiation Period, the Right of First Negotiation shall expire and INDEVUS shall be free to enter into a transaction relating to such Sublicense Opportunity with any Third Party; provided, however, that INDEVUS shall not enter into a Sublicense Opportunity with a Third Party for a period of [*] days after expiration of the Negotiation Period if the terms of the sublicense with such Third Party are, in the aggregate, less favorable to INDEVUS than the terms agreed to by AVENTIS in the negotiations pursuant to Section 2.4.3.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

3.1 Exchange of Information.

3.1.1. Subject to subsection 3.1.2, AVENTIS shall disclose to INDEVUS in the language in which they are available (except that all information required to be submitted to any Regulatory Authority in connection with any Regulatory Approval shall be disclosed by AVENTIS to INDEVUS in English) and in writing, in electronic format, where available, and hard copies (or, upon INDEVUS’ request, originals), (a) within ten (10) Business Days after execution of this Agreement, all AVENTIS Intellectual Property not previously available or made available to INDEVUS and (b) on an ongoing basis throughout the term of this Agreement, and in addition to the other communications required under this Agreement, all AVENTIS Intellectual Property, and any and all additions or revisions thereto, provided, however, that AVENTIS shall not be required to write any CMC documentation that does not exist as of the date of this Agreement.

3.1.2. As long as AVENTIS manufactures and supplies or, in accordance with the provisions of Section 3.8 (a) hereof, AVENTIS’ permitted assignee manufactures and supplies, INDEVUS with Nucleus, in each case in accordance with the supply agreement contemplated by Section 3.8 (a) hereof, AVENTIS shall not be required to disclose or transfer to INDEVUS that portion of the AVENTIS Intellectual Property specifically covering the manufacturing process for the Nucleus, provided, however, that such information and AVENTIS Intellectual Property shall at all times be included in the Drug Master File relating to Compound and/or Product and AVENTIS hereby grants INDEVUS all rights of reference thereto. In the event that (i)

*	CONFIDENTIAL TREATMENT REQUESTED

AVENTIS and INDEVUS have not entered into such supply agreement relating to the manufacture and supply of the Nucleus by AVENTIS in the time period set forth in Section 3.8 hereto, or (ii) the Parties have entered into such supply agreement but for any reason AVENTIS or AVENTIS’ permitted assignee of such manufacturing right decides not to, or for any other reason, does not manufacture and supply INDEVUS with the Nucleus, AVENTIS shall promptly transfer to INDEVUS all AVENTIS Intellectual Property relating to the manufacturing process for the Nucleus and shall provide to INDEVUS in establishing a Third Party manufacturer of the Nucleus such reasonable assistance as can be expected to be needed by a manufacturer having a reasonably high level of knowledge and experience in the manufacturing of comparable products. Such assistance will be provided free of charge to the extent that information has to be supplied, and on the basis of cost reimbursement if any employee of AVENTIS has to come on the concerned manufacturing premise, which in any case should be for a limited period of time, to be specified in the aforesaid supply agreement.

3.2 Diligence; Development and Commercialization.

3.2.1. INDEVUS Responsibility. INDEVUS shall use commercially reasonable efforts to develop and commercialize Product. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by INDEVUS for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the concerned products, and other relevant factors if any. In furtherance of the objectives of the Development Program, INDEVUS shall provide general management and project management services, sufficient to support its obligations hereunder. The obligations set forth in this Section 3.2.1 are expressly conditioned upon the absence of any serious adverse conditions or event relating to the safety or efficacy of Compound or Product, including the absence of any action by any regulatory authority significantly limiting the development or commercialization of Compound or Product.

3.2.2. Potential AVENTIS Contribution. AVENTIS shall have the right but not the obligation to participate in the Development Program by conducting preclinical studies on the Compound or Product as determined by the Committee, provided, however, that (i) any such studies are approved in advance by the Committee and are specifically included in a Development Plan; (ii) all internal costs of any such studies shall be borne by AVENTIS, but AVENTIS shall be entitled to reimbursement by INDEVUS of costs incurred and paid by AVENTIS to Third Parties in conducting such studies if such costs are approved in advance in writing by INDEVUS, upon submission of appropriate supporting documentation therefore; and (iii) AVENTIS shall promptly report to INDEVUS the results of any such studies conducted by or on behalf of AVENTIS.

3.3 Steering Committee. The Parties hereby establish a steering committee (the “Committee”) to facilitate the Development Program as follows:

3.3.1. Composition of the Committee. The Development Program shall be conducted by INDEVUS under the supervision of the Committee, to the extent set forth herein. The Committee shall be comprised of [*] named representatives of INDEVUS and [*] named representatives of AVENTIS. The initial representatives for each Party hereto are set forth on Schedule 3.3.1 hereto. Each Party may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. After Regulatory Approval has been obtained, the Parties will discuss whether the Committee should be dissolved. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to compliance with Section 4.1. The Committee shall use its good faith efforts to resolve by consensus any issue relating to the Development Program. If the Committee shall arrive at a consensus on any issue relating to the Development Program, such consensus shall be binding upon the Parties hereto. All issues relating to costs of the Development Program shall be determined by and, except as otherwise contemplated by this Agreement, the responsibility of, INDEVUS.

3.3.2. Committee Resolution. If the Committee is unable to reach a consensus on any issue within thirty (30) days after such issue being presented to the Committee by a Party, notwithstanding the exercise of its best efforts, then such issue shall be referred to the chief executive officers of INDEVUS and AVENTIS (the “CEOs”). Any final decision of the CEOs shall be conclusive and binding on the Parties hereto, and must be reached, if practicable under the circumstances, within thirty (30) days after being referred to the CEOs. In the event that the Committee and/or the CEOs are unable to reach a consensus, issues shall be determined finally and conclusively by INDEVUS.

3.3.3. Meetings. During the Development Program, the Committee shall meet at least once each Calendar Quarter, starting in the Calendar Quarter in which this Agreement is executed, with the location for such meetings to be determined by the Committee, unless no later than thirty (30) days in advance of any meeting there is a determination by INDEVUS that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. In such instance, the next quarterly meeting will be scheduled. The Committee may meet by means of conference call or other similar communications equipment. Each Party shall bear its own costs in connection with meetings of the Committee.

3.3.4. Committee Responsibilities. Except as specifically set forth in this Agreement, the Committee shall be responsible for overseeing the Development Program, including (i) reviewing and approving the Development Plan prepared by INDEVUS; (ii) facilitating the transfer of know-how as contemplated by this Agreement; (iii) coordinating scientific interactions; (iv) managing and assessing the progress of the development of Product and, to the extent contemplated by this Agreement, evaluating and, if determined by the Committee, approving AVENTIS to perform tasks required in connection with development of Product; and (v) resolving any disputes between the Parties relating to the Development Program. At each meeting, INDEVUS shall summarize the status of INDEVUS’ clinical development and regulatory activities with respect to Product, including any significant INDEVUS Know-How generated by INDEVUS in the course of conducting the Development Program. Any disclosures of such progress, results or know-how in any meeting shall be deemed Proprietary Information of INDEVUS.

*	CONFIDENTIAL TREATMENT REQUESTED

3.3.5. Development Plan. Subject to the other provisions of this Section 3.3, the Development Program shall be governed by a plan which shall be provided by INDEVUS to the Committee (the “Development Plan), except that (i) the Development Plan for Year 1 of the Development Program is attached hereto as Exhibit 3.3.5, and (ii) all budget decisions relating to any Development Plan or the Development Program shall be determined solely by INDEVUS. Periodically, INDEVUS shall update the Development Plan, which update shall be reviewed and approved by the Committee, as per Section 3.3.4. (i).

3.3.6. Primary Contacts. INDEVUS and AVENTIS each shall appoint a person (a “Primary Contact”) to be the primary contact between the Parties with respect to the Development Program and to coordinate correspondence between the Parties. Each Party shall notify the other in writing within thirty (30) days after the Effective Date of the appointment of its Primary Contact and shall notify the other Party as soon as practicable upon changing this appointment in accordance with Section 9.4. The Primary Contact of each Party will be one of its three representatives in the Committee.

3.4 Reports. INDEVUS shall provide to the AVENTIS Primary Contact a copy of the annual reports to the INDs submitted by INDEVUS. Any disclosures of such clinical trial progress and results in any of the foregoing reports shall be deemed Proprietary Information of INDEVUS.

3.5 Regulatory Matters.

3.5.1. INDEVUS shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings, regulatory applications and Regulatory Approvals. INDEVUS shall promptly notify AVENTIS upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

3.5.2. AVENTIS shall transfer to INDEVUS as soon as practicable after the Effective Date any other regulatory filings relating to Compound or Product owned or controlled by AVENTIS, if any, and AVENTIS shall file a Drug Master File relating to the Nucleus if it is required by INDEVUS or a Regulatory Authority for conducting clinical studies or for obtaining Regulatory Approval for the Product, and Aventis will allow INDEVUS to cross reference any Drug Master File relating to the Nucleus.

3.6 Trademark. INDEVUS shall select, own and maintain trademarks for Product in the Territory.

3.7 Inventory. AVENTIS represents and warrants that (i) its current inventory is listed on Exhibit 3.7, provided that such inventory will be re-tested and, where applicable re-released, (and the resulting quantities will be less than the quantities listed in Exhibit 3.7) (the “AVENTIS Inventory”) and (ii) the manufacture, testing, delivery and storage of the AVENTIS Inventory will upon re-release, conform to the Specifications set forth in Schedule 1.46 and the specifications set forth in Exhibit 3.7 and, for so long as such Inventory is held for the account of INDEVUS as set forth in the following sentence, shall be held in compliance with cGMPs and all other applicable laws and regulations. Effective as of the Effective Date, all right, title and interest in the AVENTIS’ Inventory shall be transferred to INDEVUS at AVENTIS’ expense and shall remain at AVENTIS in the name of and for the account of INDEVUS. However, INDEVUS shall bear all risk of partial or total deterioration or loss after transfer of title and interest to INDEVUS, without any recourse against AVENTIS in relation thereto.

3.8 Manufacturing and Supply. INDEVUS shall have all rights and responsibility relating to chemistry, manufacturing and control for clinical and commercial use of Compound or Product such as but not limited to process development, scale up and manufacturing of Compound and Product, subject to the following:

(a)	Manufacture of Nucleus. AVENTIS shall retain the right to manufacture and supply or, subject to the provisions of this Section 3.8 (a), have manufactured or have supplied the Nucleus for additional clinical trials and for commercial use by INDEVUS, provided that (i) AVENTIS can manufacture and supply, or any Third Party manufacturer that is a permitted assignee of AVENTIS’ rights under this Section 3.8 (a) can manufacture and supply, the Nucleus in accordance with cGMP and other regulatory requirements; and (ii) AVENTIS shall not have the right to assign its rights under this Section 3.8 (a) to a Third Party manufacturer or supplier of the Nucleus, without INDEVUS’ prior written consent, except with a sale or other divesture of the manufacturing site where the Nucleus is manufactured; and (iii) any such manufacture and supply is in accordance with the terms of the agreement referred to in the next sentence. INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within [*] days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.

(b)	Other Manufacturing. In connection with any other manufacturing and supply of Compound and/or Product, INDEVUS will consider AVENTIS in priority to any Third Party, as such manufacturer and supplier.

ARTICLE IV

CONFIDENTIALITY AND PUBLICITY

4.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of five years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)	is or becomes properly in the public domain or knowledge;

*	CONFIDENTIAL TREATMENT REQUESTED

(c)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)	to governmental or other agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or approvals;

(b)	by each of INDEVUS or AVENTIS to its respective agents, consultants, Affiliates, INDEVUS’ sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by confidentiality obligations consistent with this Agreement; provided, however, that except if such disclosure is required by law or is in connection with obtaining any Regulatory Approval, INDEVUS shall inform AVENTIS prior to disclosing to a Third Party

AVENTIS Proprietary Information relating to the production of Compound and shall give due consideration to AVENTIS’ reasonable comments or objections to such disclosure; or

(c)	if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the Securities and Exchange Commission (“SEC”), may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business, provided, however, that to the maximum extent allowable by SEC rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings.

(d)	Upon execution of this Agreement, either Party may issue a press release, provided that any such Party shall provide the other Party with a draft of such press release for review at least one Business Day prior to its intended release.

4.3 Publication. AVENTIS shall not submit for written or oral publication any manuscript, abstract or the like relating to Compound or Product, without the prior approval of INDEVUS. If AVENTIS proposes to submit such publication, it shall deliver the proposed publication at least thirty (30), or an outline of the oral disclosure at least fifteen (15), Business Days prior to planned submission or presentation. At the request of INDEVUS, the submission of such publication may be delayed, including for issues of patent protection or other matters relating to the development of Compound or Product to be addressed in accordance with the terms of this Agreement. This section shall apply on a reciprocal basis in the case when INDEVUS proposes to submit an oral or written publication that may have an impact on the patentability of AVENTIS Intellectual Property.

4.4 Collaboration Information and Inventions.

(a)	Subject to the provisions of Section 4.4(b), the entire right, title and interest in all discoveries, Improvements, processes, formulas, information, data, inventions, know-how and trade secrets, patentable or otherwise, that are primarily used or useful for the development, manufacturing and/or Regulatory Approval of Compound or Product and are obtained, generated, derived, developed or invented in the course of carrying out the Development Program (collectively, “Program Information and Inventions”):

(i) solely by employees of AVENTIS shall be owned by AVENTIS (“AVENTIS Information and Inventions”);

(ii) solely by employees of INDEVUS shall be owned solely by INDEVUS (“INDEVUS Information and Inventions”); and

(iii) jointly by employees of AVENTIS and employees of INDEVUS shall be owned jointly by AVENTIS and INDEVUS (“Joint Information and Inventions”).

Each Party shall promptly disclose to the other Party hereto the development, making, conception or reduction to practice of Program Information and Inventions as soon as practical after such information is obtained. Section 4.1 shall apply to such disclosure.

(b)	INDEVUS shall retain all right, title and interest in and to any INDEVUS Information and Inventions and to its interest in all Joint Information and Inventions. AVENTIS shall retain all right, title and interest in and to any AVENTIS Information and Inventions and to its interest in all Joint Information and Inventions, all of which shall be included in the license granted to INDEVUS under this Agreement.

ARTICLE V

PAYMENTS; ROYALTIES AND REPORTS

5.1 License Fee. In consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay AVENTIS US $[*] within five (5) Business Days after the Effective Date.

5.2 Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay AVENTIS the following milestone payments, contingent upon occurrence of the specified event,

[*]	CONFIDENTIAL TREATMENT REQUESTED

with each milestone payment to be made no more than once with respect to the achievement of such milestone and no amounts payable for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved (but payable the first time such milestone is achieved) for Product:

5.2.1. For the first IV formulation of the first Product:

(a)	US $[*] upon commencement (first dosing of the first patient) of first multiple dose Phase 1 Clinical Trial;

(b)	US $[*] upon commencement (first dosing of the first patient) of first Phase 2 Clinical Trial;

(c)	US $[*] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(d)	US $[*] upon the FDA’s acceptance for filing of the first NDA;

(e)	US $[*] upon the first acceptance for filing of an NDA with the EMEA;

(f)	US $[*] upon the first acceptance for filing of an NDA in Japan;

(g)	US $[*] upon receipt of first written Regulatory Approval in the United States by the FDA;

(h)	US $[*] upon receipt of written Regulatory Approval by the EMEA;

(i)	US $[*] upon receipt of written Regulatory Approval by the Regulatory Authority in Japan;

(j)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(k)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(l)	US $[*] upon the achievement of cumulative Net Sales of US $[*]; and

(m)	US $[*] upon the achievement of cumulative Net Sales of US $[*].

5.2.2. For the first oral formulation of the first Product:

(a)	US $[*] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(b)	US $[*] upon the FDA’s acceptance for filing of the first NDA;

*	CONFIDENTIAL TREATMENT REQUESTED

(c)	US $[*] upon the first acceptance for filing of an NDA by the EMEA;

(d)	US $[*] upon the first acceptance for filing of an NDA in Japan;

(e)	US $[*] upon receipt of first written Regulatory Approval in the United States by the FDA;

(f)	US $[*] upon receipt of written Regulatory Approval by the EMEA;

(g)	US $[*] upon receipt of written Regulatory Approval by the Regulatory Authority in Japan;

(h)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(i)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(j)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(k)	US $[*] upon the achievement of cumulative Net Sales of US $[*]; and

(l)	US $[*] upon the achievement of cumulative Net Sales of US $[*].

INDEVUS shall notify AVENTIS in writing within fifteen (15) Business Days after the achievement of each milestone (ninety (90) days for milestones 5.2.1 (j) through (m) and 5.2.2 (h) through (l)), and such notice shall be accompanied by the appropriate milestone payment.

5.3 Royalties and Other Payments.

5.3.1. Royalties Payable By INDEVUS.

(i) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay to AVENTIS royalties in the applicable percentage set forth below for Net Sales of Prescription Products in each Royalty Year in the United States by INDEVUS or its Affiliates, as applicable, if the manufacture, use or sale of such Prescription Products would, absent the license granted hereunder, infringe one or more Valid Claims of the AVENTIS Patent Assets in the United States:

Annual Net Sales in U.S.:	Royalty Rate:
Up to US$[*]	[	*]%
From US$[*] up	[	*]%

*	CONFIDENTIAL TREATMENT REQUESTED

(ii) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay to AVENTIS royalties equal to the applicable percentage set forth below for total Net Sales of Prescription Products in each country in the Territory other than the United States in each Royalty Year by INDEVUS or its Affiliates where the manufacture, use or sale of such Prescription Product would, absent the license granted hereunder, infringe one or more Valid Claims of the AVENTIS Patent Assets in such country:

Total Annual Net Sales outside U.S.:	Royalty Rate:
Up to US$[*]	[	*]%
From US$[*] up	[	*]%

(iii) Royalties on Net Sales at the rates set forth in (i) and (ii) above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the expiration of all AVENTIS Patent Assets in such country, provided, however, that no royalties shall be payable in respect of Net Sales of Product in any country during any period in which lawful Generic Competition exists in such country. Thereafter, INDEVUS shall be relieved of any royalty payment under this Section 5.3.

(iv) The payment of royalties set forth above shall be subject to the following conditions:

(a) only one payment shall be due with respect to the same unit of Product; and

(b) no royalties shall accrue on the disposition of Product by INDEVUS, Affiliates or sublicensees as samples (promotion or otherwise) or as reasonable donations (for example, to non-profit institutions or government agencies) or to clinical trials.

(v) In the event that INDEVUS or any INDEVUS Affiliate or sublicensee determines to commercialize Product as an Over-the-Counter Product, the Parties shall negotiate in good faith a royalty payable to AVENTIS on Net Sales of Over-the-Counter Products in countries where the manufacture, use or sale of such Over-the-Counter Product would, absent the license granted hereunder, infringe one or more Valid Claims of the AVENTIS Patent Assets in such country.

*	CONFIDENTIAL TREATMENT REQUESTED

(vi) In those countries in the Territory in which no Valid Claim of the AVENTIS Patent Assets exists as of the date of First Commercial Sale of Product INDEVUS would pay to AVENTIS, in consideration of the license under AVENTIS Know How, royalties on Net Sales of Products in such country(ies) at rates that are [*] of the rates stated in Section 5.3.1(i) or (ii), as applicable (or with respect to Over-the-Counter Products, the rates determined in accordance with Section 5.3.1 (v)), for a period expiring on the expiration date of the last to expire United States patent included in the AVENTIS Patent Assets, as long as the AVENTIS Know-How is not in the public domain and provided there is no Generic Competition in such country. Notwithstanding the foregoing, no royalties shall be payable in respect of Net Sales of any Product in any country of the Territory as of and after the date on which Generic Competition exists in the applicable country.

5.3.2. Payments in the Event of Sublicense. In the event INDEVUS enters into one or more sublicense agreement(s) with one or more Third Party or Third Parties under Section 2.3 of this Agreement, the respective percentages of royalties set forth in Section 5.3.1 would no longer be applicable to the Net Sales in the country or countries covered by the sublicense agreement(s) and, in lieu thereof, AVENTIS would receive the following respective percentages of the total Sublicense Royalty Payments for the concerned country(ies):

•	[*] percent ([*]%) if the sublicense agreement is entered into [*];

•	[*] percent ([*]%) if the sublicense agreement is entered into [*]; and

•	[*] percent ([*]%) if the sublicense agreement is entered into [*].

In order to calculate the amounts due to AVENTIS under this Section 5.3.2, it is understood that (i) any payment to INDEVUS by a sublicensee that is triggered by Net Sales (such as but not limited to fees) shall be considered Sublicense Royalty Payments; and (ii) if no royalties or a lower royalty percentage is paid by INDEVUS’ Sublicensee in consideration of an increased margin received by INDEVUS on Compound or Product supply or of higher milestones payments, such excess payments shall be considered Sublicense Royalty Payments.

5.3.3. Affiliate and Sublicensee Sales. In the event that INDEVUS transfers Compound (for conversion to Product) or Product to one of its Affiliates or Sublicensees, there shall be no royalty due at the time of transfer. Subsequent sales of Product by the Affiliate or the Sublicensee to end users such as patients, hospitals, medical institutions, health plans or funds, wholesalers, pharmacies or other retailers, shall be reported as Net Sales hereunder by INDEVUS.

*	CONFIDENTIAL TREATMENT REQUESTED

5.3.4. Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by INDEVUS on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee, provided Indevus can show appropriate evidence that Indevus has used commercially reasonable efforts (i) to avoid having to grant such Compulsory License and (ii) to obtain the highest possible royalty rate from such Compulsory Licensee.

5.3.5. Third Party Licenses. If INDEVUS would be prevented from developing, making, having made, using, selling or importing Product in any country of the Territory on the grounds that by doing so INDEVUS or any sublicensee would infringe a Dominating Patent or other patent rights held by a Third Party in said country, [*] percent ([*]%) of any royalties or other payments payable or paid by INDEVUS to such Third Party in such country in any Royalty Year shall be creditable against the royalty or other payments payable to AVENTIS by INDEVUS in such country for such Royalty Year, provided that in such event AVENTIS has been informed of the Dominating Patent and has had an opportunity to provide input on any related discussion.

5.3.6. Combination Product. Notwithstanding the provisions of Section 5.3.1, in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. If no such separate sales are made by INDEVUS or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

5.4 Reports; Payment of Royalty. During the term of the Agreement for so long as royalty or other payments are due, INDEVUS shall furnish to AVENTIS a quarterly written report for the Calendar Quarter showing (i) the Net Sales of all Products sold by INDEVUS or its Affiliates or sublicensees, as applicable, during the reporting period, (ii) the royalties or other payments payable to AVENTIS under this Agreement, (iii) in the case of sales outside the United States the calculation of the conversion to United States dollars as per Section 5.6, and (iv) in the case of a sublicense, Sublicense Royalty Payments received by INDEVUS. Reports shall be due on the [*] day following the close of each Calendar Quarter. Royalties or other payments shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due. INDEVUS shall keep complete and accurate records in sufficient detail to enable the royalties or other payments hereunder to be determined.

5.5 Audits. Upon the written request of AVENTIS and not more than once in each Calendar Year, INDEVUS shall permit an independent certified public accounting firm selected by

*	CONFIDENTIAL TREATMENT REQUESTED

AVENTIS and consented to in writing by INDEVUS, which consent shall not be unreasonably withheld, to have access during normal business hours, upon ten-days notice to INDEVUS, to such of the records of INDEVUS as may be necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than [*] months prior to the date of such request. The accounting firm shall disclose to AVENTIS only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

5.5.1. If such accounting firm concludes that additional royalties were owed during such Royalty Year, INDEVUS shall pay the additional royalties within [*] days of the date AVENTIS delivers to INDEVUS such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by INDEVUS during such period, AVENTIS shall repay INDEVUS the amount of such overpayment within [*] days of the date AVENTIS delivers to INDEVUS such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by AVENTIS; provided, however, that if an error in favor of AVENTIS of more than the greater of (i) $[*] or (ii) [*] percent ([*]%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by INDEVUS.

5.5.2. Upon the expiration of [*] months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon AVENTIS, and INDEVUS shall be released from any liability or accountability with respect to royalties for such year.

5.5.3. AVENTIS shall treat all financial information subject to review under this Section 5.5 in accordance with the confidentiality provisions of this Agreement and shall cause its accounting firm to enter into a reasonable and mutually satisfactory confidentiality agreement with INDEVUS obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

5.6 Payment Exchange Rate. All payments to AVENTIS under this Agreement shall be made in United States dollars. In the case of sales invoiced in a currency other than the US dollar, the rate of exchange to be used in computing Net Sales shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition (if available).

5.7 Late Payment. In case of late payment of any payment due hereunder by INDEVUS (milestones or royalties) or in case of additional payment due by INDEVUS pursuant to Section 5.5.1, INDEVUS shall pay to AVENTIS interest on the unpaid amount until such payment is paid in full, at the LIBOR Rate (as defined below), plus [*], but in no event in excess of the maximum rate permitted by applicable law. “LIBOR Rate” means an interest rate per annum equal to the rate of interest per annum at which deposits in United States dollars are offered by the principal office of Citibank, N.A. in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) on the Business Day immediately preceding the commencement of such interest period.

*	CONFIDENTIAL TREATMENT REQUESTED

5.8 Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, AVENTIS shall provide INDEVUS, prior to any such payment, once each Royalty Year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to United States Internal Revenue Service Form W-8BEN or any successor forms) and INDEVUS shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. INDEVUS will use commercially reasonable efforts consistent with its usual business practices and cooperate with AVENTIS to reduce any withholding taxes imposed as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries. INDEVUS will cooperate and assist AVENTIS in having adequate documentation to claim tax credits for any and all taxes withheld pursuant to this Article V. To that end, within thirty (30) days of remitting any and all taxes withheld to the tax authorities, INDEVUS shall provide to AVENTIS proof of its remittance of taxes withheld from payments made to AVENTIS, and on an annual basis will provide AVENTIS with a United States Internal Revenue Service Form 1042-S and comparable state or local forms, if any, or successor federal forms.

5.9 Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as INDEVUS may determine in consultation with AVENTIS. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties or other payments that INDEVUS or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 AVENTIS Representations and Warranties. AVENTIS represents and warrants to INDEVUS that as of the Effective Date:

(a)	the pending patent applications and the issued patents included in the AVENTIS Patent Assets are in existence and, to the best of AVENTIS’ knowledge, recite patentable subject matter and contain claims that are valid and enforceable, respectively; and AVENTIS will comply and abide by the rules and / or statutes governing the prosecution, issuance and maintenance of such pending patent applications and issued patents in each applicable country of the Territory;

(b)	this Agreement has been duly executed and delivered by AVENTIS and constitutes legal, valid, and binding obligations enforceable against AVENTIS in accordance with its terms, except as enforceability is limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally;

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by AVENTIS of this Agreement or the consummation by AVENTIS of the transactions contemplated hereby;

(d)	AVENTIS has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(e)	AVENTIS has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the AVENTIS Intellectual Property, including the Nucleus, or entered into any agreement with any Third Party which is in conflict with the rights granted to INDEVUS pursuant to this Agreement;

(f)	it is the sole owner of the AVENTIS Intellectual Property including the Nucleus, all of which are free and clear of any liens, charges and encumbrances, no other person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership or rights with respect to the AVENTIS Intellectual Property, including the Nucleus, whatsoever;

(g)	AVENTIS has disclosed to INDEVUS the complete texts of all patents or patent applications relating to Compound or Product that are in existence on the Effective Date and that are the property of AVENTIS as well as all information received by AVENTIS concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving an AVENTIS Patent Asset, and that it will continue such disclosure with respect to new events during the term of the Agreement;

(h)	Schedule 1.5 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned or exclusively licensed by AVENTIS and to which AVENTIS has the right to license;

(i)	As of the Effective Date, to the best of AVENTIS’ knowledge, the contemplated development, importation, manufacture, use, offer for sale and sale of Compound included in the AVENTIS Patent Assets or Product or Nucleus would not infringe any patent rights owned or possessed by any Third Party;

(j)	there are no claims, judgments or settlements against or owed by AVENTIS relating to the AVENTIS Patent Assets or pending or, to the best of AVENTIS’ knowledge, threatened claims or litigation against AVENTIS relating to the AVENTIS Patent Assets;

(k)	AVENTIS has disclosed to INDEVUS all relevant information known by it regarding the AVENTIS Intellectual Property and it has no knowledge of the existence of any preclinical or clinical data or information relating to Compound or Product that has not been disclosed to INDEVUS that could materially influence INDEVUS’ decision to enter into this Agreement;

(l)	no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b); and

(m)	in connection with development of Nucleus, Compound and Product, AVENTIS has complied and is complying in all material respects with applicable U.S. and European laws and regulations including U.S. good laboratory practices in its conduct of toxicology studies on Compound and U.S. good clinical practices in its conduct of clinical studies on Compound.

(n)	as of the Effective Date, there are no contracts, agreements and other arrangements between AVENTIS and any Third Parties relating to the research, development or commercialization of the Nucleus, Compound or Product that could impair the exercise of the rights granted to INDEVUS hereunder.

6.2 INDEVUS Representations and Warranties. INDEVUS represents and warrants to AVENTIS that as of the Effective Date:

(a)	this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms except as enforceability is limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

ARTICLE VII

PATENT MATTERS

7.1 Filing, Prosecution and Maintenance of AVENTIS Patent Assets. AVENTIS shall have the first right to file, prosecute and maintain the AVENTIS Patent Assets and patents on AVENTIS Information and Inventions in AVENTIS’ name and shall be responsible for the payment of all patent prosecution and maintenance costs. If AVENTIS elects not to file, prosecute or maintain a patent application or patent included in the AVENTIS Patent Assets in any particular country, it shall provide INDEVUS with written advance notice sufficient to avoid any loss or forfeiture, and INDEVUS shall have the right, but not the obligation, at its expense, to file, prosecute or maintain such patent application or patent in such country in AVENTIS’ name. Thereafter, INDEVUS’ royalty obligations related to that AVENTIS Patent Asset in such country shall terminate and such patent or patent application in such country shall no longer be deemed an AVENTIS Patent Asset. Upon the reasonable request of one Party, the other Party shall reasonably cooperate in the filing, prosecution or maintenance of any patent application or patent included in the AVENTIS Patent Assets. The responsible Party under this Section 7.1 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto. AVENTIS shall inform INDEVUS of any significant developments in the prosecution of pending patent applications included in the AVENTIS Patent Assets, including the issuance of any final office actions, allowance of claims, or upcoming grant of any domestic or foreign patent based thereon.

7.2 Program Information and Inventions. INDEVUS shall have the first right to file, prosecute and maintain any patent application(s) or patent(s) arising from INDEVUS Information and Inventions and from Joint Information and Inventions and shall be responsible for the payment of all patent prosecution and maintenance costs. Upon INDEVUS’ request, AVENTIS shall reasonably cooperate in the filing, prosecution or maintenance of any such patent application or patent. If INDEVUS elects not to file, prosecute or maintain any such patent application or patent in any particular country in the Territory, it shall provide AVENTIS with written advance notice sufficient to avoid any loss or forfeiture, and AVENTIS shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country in AVENTIS’ name, and INDEVUS shall transfer all right, title and interest in such patent application or patent, and the underlying INDEVUS Information and Inventions claimed by such patent application or patent, in such country to AVENTIS. The responsible Party under this Section 7.2 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto.

7.3 Patent Office and Court Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the AVENTIS Patent Assets, or of the filing of an action in a court of competent jurisdiction seeking a judgment that a patent included in the AVENTIS Patent Assets is either invalid or unenforceable or both. Each Party thereafter shall cooperate fully with the other with respect to any such patent office or court proceeding. Each Party will provide the other with any information or assistance that is reasonable.

7.4 Enforcement and Defense.

(a)	Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the AVENTIS Patent Assets that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, AVENTIS shall have the first right to initiate and prosecute such legal action at its own expense and in the name of AVENTIS and INDEVUS, or to control the defense of any declaratory judgment action relating to the AVENTIS Patent Assets. AVENTIS shall promptly inform INDEVUS if AVENTIS elects not to exercise such first right, and INDEVUS thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of INDEVUS and, if necessary, AVENTIS.

(b)	If AVENTIS elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7. 4(a), and INDEVUS elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by INDEVUS.

(c)	For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d)	Any recovery obtained by INDEVUS or AVENTIS shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii) if AVENTIS initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by AVENTIS; and

(iv) if INDEVUS initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by INDEVUS, except that AVENTIS shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales.

(e)	the foregoing subsections (a), (b), (c) and (d) shall apply on reciprocal basis regarding the INDEVUS Patent Assets and joint patents.

7.5 AVENTIS shall inform INDEVUS of any certification regarding any AVENTIS Patent Assets it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide INDEVUS with a copy of such certification within five (5) Business Days of receipt. AVENTIS’ and INDEVUS’ rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.4(d) (i) through (iv); provided, however, that INDEVUS shall exercise the first right to initiate and prosecute, or defend, any action and shall inform AVENTIS of such decision within fifteen (15) days of receipt of the certification, after which time, if INDEVUS has not advised AVENTIS of its intention to initiate and prosecute, or defend, such action, AVENTIS shall have the right to initiate and prosecute, or defend, such action.

7.6 Patent Term Extensions or Restorations and Supplemental Protection Certificates. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, INDEVUS shall have the right to make the election and AVENTIS shall abide by such election. AVENTIS shall notify INDEVUS of (a) the issuance of each U.S. patent included within the AVENTIS Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the AVENTIS Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the “1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from persons who have filed an abbreviated NDA (“ANDA”). Such notices shall be given promptly, but in any event within five (5) Business Days of each such patent’s date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. AVENTIS shall notify INDEVUS of each filing for patent term extension or restoration under the 1984 Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the AVENTIS Patent Assets. Likewise, AVENTIS shall inform INDEVUS of patent extensions in the rest of the world regarding Compound or Product.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term and Expiration. Subject to Section 5.3.1 (vi), this Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 or 8.3 below, the term of this Agreement shall continue in effect on a country-by-country basis until the date of expiration of the last to expire patent included in the AVENTIS Patent Assets in such country. Expiration of this Agreement under this provision shall not preclude INDEVUS from continuing to develop, make, have made, use, sell, offer for sale, and import Product in the Territory without further remuneration to AVENTIS.

8.2 Termination by Notice. Notwithstanding anything contained herein to the contrary, INDEVUS shall have the right to terminate this Agreement at any time after completion of a [*]:

(a)	by giving [*] days advance written notice to AVENTIS, if INDEVUS believes that the results of such trial (such as toxicology studies) lead to the conclusion that there is no reasonable likelihood to obtain Regulatory Approval, provided that such conclusion shall be submitted to the Committee and the decision to terminate the Development Program and consequently the Agreement, shall be made by the Committee; or

(b)	by giving [*] days advance notice to AVENTIS, provided that: (i) INDEVUS will, if requested by AVENTIS, cooperate with AVENTIS or AVENTIS’ designee during such [*] day period to transfer to AVENTIS or AVENTIS’ designee the supervision of any ongoing clinical trial in such a way that no delay incurs in such clinical trial, if the termination of such trial would materially adversely affect the development of Product and AVENTIS has advised INDEVUS that it intends to continue development of Product; (ii) INDEVUS will promptly upon having sent such notice transfer to AVENTIS or AVENTIS’ designee all data, files,

Regulatory Approvals, if any, and information, data, know-how, etc in the possession of INDEVUS and related to Compound or Product; (iii) AVENTIS will be entitled to start negotiations with Third Parties in relation to Compound or Product immediately upon receipt of such notice; and (iv) INDEVUS will provide AVENTIS with reasonable assistance that AVENTIS may request in responding to due diligence requests by Third Parties that AVENTIS is negotiating with as potential licensees for Compound or Product, provided that INDEVUS shall not be required to disclose to such Third Parties INDEVUS Proprietary Information that does not relate to Compound or Product.

Except as otherwise set forth in this Agreement, in the event of such termination, (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and (ii) the provisions of Section 8.4 shall be applicable.

*	CONFIDENTIAL TREATMENT REQUESTED

8.3 Termination.

8.3.1. Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a)	if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within (i) [*] Business Days in case the breach is a non payment of any amount due under this Agreement and (ii) within [*] days for other cases of breach, after notice requesting cure of the breach, provided, however, that if a breach other than a non payment is not capable of being cured within [*] days of such written notice, the Agreement may not be terminated sooner than [*] days of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

(b)	Upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, under any re-organization or insolvency law of any jurisdiction, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or upon the rejection of this Agreement by either Party under section 365 of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”); provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2. Licensee Rights Not Affected.

(a)	All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that INDEVUS and AVENTIS shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.

(b)

The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against AVENTIS under the Bankruptcy Code, INDEVUS shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by AVENTIS or a trustee in bankruptcy for AVENTIS, pursuant to Section 365(n), INDEVUS may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by INDEVUS. Upon written request to the trustee in bankruptcy or AVENTIS, the trustee or AVENTIS, as

*	CONFIDENTIAL TREATMENT REQUESTED

applicable, shall (i) provide to INDEVUS any intellectual property (including such embodiment) held by the trustee or AVENTIS and shall provide to INDEVUS a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of INDEVUS to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

8.4 Effect of Expiration or Termination.

(a)	Except as set forth in this Agreement, in the event of termination of this Agreement, the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, except that INDEVUS and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, or at law.

(b)	Upon termination of this Agreement pursuant to Section 8.2 or upon termination by AVENTIS pursuant to Section 8.3.1(a), INDEVUS shall, if requested to do so in writing by AVENTIS, grant a license to AVENTIS of INDEVUS Patent Assets and INDEVUS Know-How including any Regulatory Approval, if any, held by INDEVUS for Products at the time of termination. The Parties shall negotiate in good faith to enter into a mutually acceptable license provided, however, that such license shall be royalty-free if the termination is by INDEVUS under Section 8.2.

ARTICLE IX

MISCELLANEOUS

9.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority, provided the affected Party has promptly notified the other Party of such force majeure circumstances as soon as reasonably practicable, and makes reasonable efforts to overcome force majeure and minimize the consequences of the force majeure, and resumes the performance of its obligations as soon as force majeure terminates.

9.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that without such consent (i) either Party may assign this Agreement to an Affiliate, or in connection with the transfer or sale of all or substantially all of its business or assets or in the event of a merger, consolidation, change in control or similar corporate transaction and (ii)AVENTIS may assign this Agreement in connection with the transfer or sale of all or substantially all of its business or assets to which the Compound or Product relate, and provided further that the provisions of Section 2.4 may not be assigned by AVENTIS except to a Qualified Assignee of AVENTIS’ business and assets to which Compound or Product relate. For purposes of this Section 9.2, a Qualified Assignee shall mean a company that, at the time of exercise of the Right of First Negotiation, is actively engaged in the marketing of pharmaceutical products in those countries of the European Community where such Right of First Negotiation is meant to be implemented at that time and has the internal capability to achieve substantial market penetration and optimize sales of Product in such countries, taking into account the market potential of the Product and the status of the market as well as all relevant factors at that time. The Agreement shall be binding and inure to the successors of either Party thereto, in particular in the event of a merger, consolidation, change in control or similar corporate transaction. Any successor or permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions. In such event, the Parties shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement also with those substituted provisions.

9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to INDEVUS to:

INDEVUS PHARMACEUTICALS, INC.

99 Hayden Avenue, Suite 200

Lexington, MA, United States 02421

Attention: President

Fax No.: 1-781-862-3859

if to AVENTIS to:

AVENTIS PHARMA SA

20 avenue Raymond Aron

92165 Antony Cedex

France

Attention: General Counsel

Fax No.: 33 1 55 71 66 50

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

9.5 Applicable Law and Dispute Resolution. The Agreement shall be governed by and construed in accordance with the laws of New York, without reference to any rules of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

(a)	The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within thirty (30) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) Business Days after such notice is received by the Party to whom the notice was sent. With the exception of issues subject to the provisions of Section 3.3.2, if the Chief Executive Officers are unable to settle the Dispute between them within thirty (30) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b)	Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. In the event INDEVUS is the claimant, the mediation shall be held in London, England; in the event AVENTIS is the claimant, the mediation shall be held in Geneva, Switzerland. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c)	If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators with appropriate experience in the biotechnology or pharmaceutical industry: one arbitrator shall be appointed by each of AVENTIS and INDEVUS and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. In the event INDEVUS is the claimant, the arbitration shall be held in London, England; in the event AVENTIS is the claimant, the arbitration shall be held in the Geneva, Switzerland. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the LCIA. Any mediation or arbitration proceeding entered into pursuant to this Section 9.5 shall be conducted in the English language.

9.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.7 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.8 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.9 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

AVENTIS PHARMA SA

By:	/s/ GILLES BRISSON
Name:	Gilles Brisson
Title:	President and Chief Executive Officer

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ GLENN L. COOPER
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer

EXHIBITS AND SCHEDULES

SCHEDULE 1.5

AVENTIS PATENT ASSETS

[*]

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.6

BANK HOLIDAYS IN FRANCE AND IN U.S.A.

FRANCE

Wednesday	January 1 (*)	New Year Day
Monday	April 21 (**)	Easter Monday
Thursday	May 1 (*)	Labour Day
Thursday	May 8 (*)	End of World War II
Thursday	May 29 (**)	Ascension
Monday	June 9 (**)	Whit Monday
Monday	July 14 (*)	National Day
Friday	August 15 (**)	Assumption
Saturday	November 1 (*)	All Saints’ Day
Tuesday	November 11 (*)	End of World War I
Thursday	December 25 (*)	Christmas

(*)	Every year on same date
(**)	Dates are for 2003, but for following years, since they are catholic religious feasts, they are worldwide identical dates,

U.S.A.

Wednesday	January 1 — (1)	New Years Day
Monday	January 20 — (2)	Martin Luther King Day
Monday	February 17 — (3)	President’s Day
Monday	May 26 — (4)	Memorial Day
Friday	July 4 —(1)	Independence Day
Monday	September 1 — (5)	Labor Day
Monday	October 13 — (6)	Columbus Day
Tuesday	November 11 — (1)	Veteran’s Day
Thursday	November 27 — (7)	Thanksgiving Day
Thursday	December 25 — (1)	Christmas Day

Notes:

ALL dates listed are for 2003

(1)	Occur every year on the same date
(2)	Occurs on the third Monday in January every year
(3)	Occurs on the third Monday in February every year
(4)	Occurs on the fourth Monday in May every year
(5)	Occurs on the first Monday in September every year
(6)	Occurs on the second Monday in October every year
(7)	Occurs on the fourth Thursday in November every year

SCHEDULE 1.14

DIAGRAM OF HMR 3270

[*]

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.46

SPECIFICATIONS OF NUCLEUS

Preliminary Specification

(based on [*] data)

[*]

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.3.1

COMMITTEE MEMBERS

AVENTIS;

[*]

INDEVUS:

[*]

*	CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.3.5

ANNUAL DEVELOPMENT PLAN — YEAR 1

[*]

*	CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.7

AVENTIS INVENTORY

(BEFORE RE-TESTING AND RE-RELEASE)

[*]

*	CONFIDENTIAL TREATMENT REQUESTED
*	The exact amount to be provided by AVENTIS to INDEVUS in writing within ten (10) Business Days after the Effective Date

EXHIBIT C

LETTERS OF EXTENSION FOR AVENTIS SUPPLY OF NUCLEUS

[See attached]

From:	sebastien.gaudin@sanofi-aventis.com
Sent:	Tuesday, April 25, 2006 1:51 PM
To:	Gwynne, David, PhD
Cc:	Beerman, Noah
Subject:	Aminocandin evaluation outcome

Dear David,

Further to our review of aminocandin, I am informing you that sanofi-aventis is not interested in pursuing further this project. Therefore, our 90 days period for evaluating our interest in submitting an indicative offer is over.

I would like to thank you and your team for the pleasant exchanges we had on this project.

I hope we will have other opportunities to work together in the future.

Best regards,

Sebastien

Corporate Licenses, Sanofi-aventis

174 Av. de France, 75013 Paris

Tel. +33 1 53774659

Mob. +33608961586

Fax. +33 153774994

11/15/2006

Indevus Pharmaceuticals, Inc.

ORIGINAL	99 Hayden Avenue, Suite 200
Lexington, MA 02421-7966
Tel: 781-861-8444
Fax: 781-861-3830
www.indevus.com

Thomas D. Forrester

Corporate Counsel-Legal Corporate Development

Aventis Pharmaceuticals

Mail Code: BX2-71650

200 Crossing Boulevard

PO Box 6890

Bridgewater, NJ 08807-0890

Re: Amendment No.1 of License Agreement between Indevus Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003 (“the License Agreement”)

Dear Tom:

We refer to Section 3.8(a) of the License Agreement. The two parties agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within one hundred fifty (150) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.” Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

Please indicate your acceptance of this amendment by having the appropriate Aventis representative sign both of these originals in the space indicated and return one original to us for our files.

Very truly yours,

Accepted and Agreed

this 15th day of July, 2003

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Gilles Brisson	By:	/s/ Mark S. Butler
Name:	Gilles Brisson	Name:	Mark S. Butler
Title:	President of Management Board	Title:	Executive Vice President, Chief Administrative Officer & General Counsel

Aventis Pharma S.A.	ORIGINAL	AVENTIS

Amendment No. 2, dated as of September 12, 2003, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within two hundred forty (240) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No.2 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Alain Chevallier	By:	/s/ Mark S. Butler
Name:	Alain Chevallier	Name:	Mark S. Butler
Title:	General Manager and Member of Management Board	Title:	EVP

ORIGINAL

Amendment No. 3, dated as of December 10, 2003, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within three hundred sixty (360) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No.3 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Alain Chevallier	By:	/s/ Mark S. Butler
Name:	Alain Chevallier	Name:	Mark S. Butler
Title:	Chief Financial Officer and Member of Management Board	Title:	Executive Vice President, Chief Administrative Officer & General Counsel

ORIGINAL

Amendment No. 4, dated as of April 2, 2004, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within four hundred fifty (450) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No. 4 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Alain Chevallier	By:	/s/ Mark S. Butler
Name:	Alain Chevallier	Name:	Mark S. Butler
Title:	Chief Financial Officer	Title:	Executive Vice President, Chief Administrative Officer & General Counsel

ORIGINAL

Amendment No. 5, dated as of July 1, 2004, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within five hundred thirty three (533) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No. 5 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Alain Chevallier	By:	/s/ Mark S. Butler
Name:	Alain Chevallier	Name:	Mark S. Butler
Title:	Chief Financial Officer	Title:	Executive Vice President, Chief Administrative Officer & General Counsel

ORIGINAL

Amendment No. 6, dated as of September 28, 2004, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within seven hundred thirty (730) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No. 6 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ O. Jacquesson	By:	/s/ Mark S. Butler
Name:	O. Jacquesson	Name:	Mark S. Butler
Title:		Title:	Executive Vice President

ORIGINAL

Amendment No. 7, dated as of April 20, 2005, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within eight hundred twenty (820) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No. 7 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Gilles Lhernould	By:	/s/ Mark S. Butler
Name:	Gilles Lhernould	Name:	Mark S. Butler
Title:	President	Title:	Executive Vice President

By:	/s/ Gerard Touratier
Name:	Gerard Touratier
Title:	Financial Director

ORIGINAL

Amendment No. 8, dated as of July 20, 2005, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within nine hundred and forty (940) days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No. 7 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Gilles Lhernould	By:	/s/ Mark S. Butler
Name:	Gilles Lhernould	Name:	Mark S. Butler
Title:	President	Title:	Executive Vice President

By:	/s/ Gerard Touratier
Name:	Gerard Touratier
Title:	Financial Director

ORIGINAL

Amendment No. 9, dated as of November 9, 2006, to License Agreement between Indevus

Pharmaceuticals, Inc. (“Indevus”) and Aventis Pharma SA (“Aventis”) dated April 18, 2003

(“License Agreement”)

Whereas Indevus and Aventis desire to amend the last sentence of Section 3.8(a) of the License Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Indevus and Aventis hereby agree as follows:

1. Indevus and Aventis agree to amend the License Agreement by deleting the last sentence of Section 3.8(a) in its entirety and substituting therefor the following sentence: “INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms on or before July 1, 2007, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.”

2. Except as provided herein, all terms in the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Indevus and Aventis have caused this Amendment No. 7 of the License Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMA SA		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Gilles Lhernould	By:	/s/ Mark S. Butler
Name:	Gilles Lhernould	Name:	Mark S. Butler
Title:	President	Title:	Executive Vice President

By:	/s/ Gerard Touratier
Name:	Gerard Touratier
Title:	Financial Director